PROXY STATEMENT
GENERAL
STOCK OWNERSHIP
ITEM 1 -- ELECTION OF DIRECTORS
FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS
ITEM 2 -- APPOINTMENT OF INDEPENDENT ACCOUNTANTS
ITEM 3 -- AMENDMENT TO 1995 EQUITY PLAN
1995 EXECUTIVE EQUITY INCENTIVE PLAN
ITEM 4 -- AMENDMENT TO 1992 INCENTIVE BONUS PLAN
ITEM 5 -- STOCKHOLDER PROPOSAL SEEKING ANNUAL ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPARISON OF TOTAL STOCKHOLDER RETURN
STOCKHOLDER PROPOSALS
STATEMENT ON DIVERSITY
OTHER MATTERS

SCHEDULE 14A

(Rule 14a)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[ ] Preliminary Proxy Statement	[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement [ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

FEDERATED DEPARTMENT STORES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4) Proposed maximum aggregate value of transaction:

      (5) Total fee paid:

[   ]  Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount Previously Paid:

      (2) Form, Schedule or Registration Statement No.:

      (3) Filing Party:

      (4) Date Filed:

FEDERATED DEPARTMENT STORES, INC.

151 West 34th Street

New York, New York 10001
and
7 West Seventh Street
Cincinnati, Ohio 45202

April 19, 2000

To the Stockholders:

      You are cordially invited to attend the 2000 annual meeting of the stockholders of Federated Department Stores, Inc. The annual meeting will be held on Friday, May 19, 2000, at 11:00 a.m., Eastern Daylight Time, at The Westin Atlanta North at Perimeter, 7 Concourse Parkway, Atlanta, Georgia 30328. The official notice of meeting, proxy statement and form of proxy are enclosed with this letter. The matters listed in the notice of meeting are described in the attached proxy statement.

      The vote of every stockholder is important. Accordingly, we would appreciate it if you would cast your vote promptly by following the instructions on the enclosed proxy card.

      We hope to see you at the annual meeting.

Sincerely,

JAMES M. ZIMMERMAN
Chairman of the Board
and Chief Executive Officer

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING,

PLEASE CAST YOUR VOTE PROMPTLY
BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD.

FEDERATED DEPARTMENT STORES, INC.

151 West 34th Street, New York, New York 10001
and
7 West Seventh Street, Cincinnati, Ohio 45202

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

      Federated hereby gives notice that the annual meeting of its stockholders will be held at 11:00 a.m., Eastern Daylight Time, on Friday, May 19, 2000, at The Westin Atlanta North at Perimeter, 7 Concourse Parkway, Atlanta, Georgia 30328. The items on the agenda for the annual meeting are:

1.	To elect three Class III members of Federated’s board of directors;

2.	To ratify the appointment of KPMG LLP as Federated’s independent accountants for the fiscal year ending February 3, 2001;

3.	To act upon a proposal to amend Federated’s 1995 Executive Equity Incentive Plan to increase the number of shares of Federated’s common stock available for issuance under the plan;

4.	To act upon a proposal to amend Federated’s 1992 Incentive Bonus Plan;

5.	To act upon a stockholder proposal, if properly presented at the annual meeting, to take the necessary steps to adopt a system for the annual election of all of Federated’s directors; and

6.	To act upon such other business as may properly come before the annual meeting or any postponements or adjournments thereof.

      Each of these matters is more fully described in the attached proxy statement. Stockholders of record at the close of business on April 1, 2000 are entitled to vote at the annual meeting or any postponements or adjournments thereof.

DENNIS J. BRODERICK
Secretary

April 19, 2000

PLEASE CAST YOUR VOTE BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. IF YOU CHOOSE TO CAST YOUR VOTE BY COMPLETING THE PROXY CARD, PLEASE RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

FEDERATED DEPARTMENT STORES, INC.

151 West 34th Street, New York, New York 10001
and
7 West Seventh Street, Cincinnati, Ohio 45202

PROXY STATEMENT

      The board of directors of Federated (the “Board”) is furnishing this proxy statement in connection with its solicitation of proxies for use at the annual meeting of Federated’s stockholders. The annual meeting will be held at 11:00 a.m., Eastern Daylight Time, on Friday, May 19, 2000, at The Westin Atlanta North at Perimeter, 7 Concourse Parkway, Atlanta, Georgia 30328. The proxies received will be used at the annual meeting and at any postponements or adjournments of the annual meeting for the purposes set forth in the accompanying notice of meeting. This proxy statement, the notice of meeting and accompanying proxy are being mailed to stockholders on or about April 19, 2000.

      Except where the context requires otherwise, the term “Federated” includes Federated and its subsidiaries.

GENERAL

      The record date for the annual meeting is April 1, 2000. The holders of record of shares of common stock of Federated at the close of business on the record date are entitled to vote such shares at the annual meeting. As of the record date, 211,548,809 shares of common stock were outstanding. This number excludes shares held in the treasury of Federated or by subsidiaries of Federated. Each share of common stock, other than treasury shares and shares held by Federated’s subsidiaries, is entitled to one vote on each of the matters listed in the notice of meeting.

      The holders of a majority of the outstanding shares of common stock as of the record date will constitute a quorum for the transaction of business at the annual meeting. For purposes of determining whether a quorum exists, abstentions and broker non-votes will be included in determining the number of shares present or represented at the annual meeting. However, with respect to any matter brought to a vote at the annual meeting, abstentions and broker non-votes will be treated as shares not voted for purposes of determining whether the requisite vote has been obtained. In order to obtain approval of any matter brought to a vote at the annual meeting, the affirmative vote of the holders of a majority (or, in the case of the election of any nominee as a director, a plurality) of the shares of common stock represented at the annual meeting and actually voted is required. Consequently, abstentions and broker non-votes will have no effect on the outcome of the vote on any such matter. If the persons present or represented by proxy at the annual meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the annual meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

      The Board has adopted a policy under which all voting materials that identify the votes of specific stockholders will be kept confidential and will not be disclosed to officers, directors or employees of Federated or third parties except as described below. Voting materials may be disclosed in any of the following circumstances:

•	if required by applicable law;

•	to persons engaged in the receipt, counting, tabulation or solicitation of proxies who have agreed to maintain stockholder confidentiality as provided in the policy;

•	in those instances in which stockholders write comments on their proxy cards or otherwise consent to the disclosure of their vote to Federated’s management;

•	in the event of a proxy contest or a solicitation of proxies in opposition to the voting recommendations of the Board;

•	in respect of a stockholder proposal that Federated’s Board Organization and Corporate Governance Committee (the “BOCG Committee”), after having allowed the proponent of the proposal an opportunity to present its views, determines is not in the best interests of Federated and its stockholders; and

•	in the event that representatives of Federated determine in good faith that a bona fide dispute exists as to the authenticity or tabulation of voting materials.

      The policy described above will apply to the annual meeting.

      All shares of common stock represented at the annual meeting by proxies properly submitted prior to or at the annual meeting will be voted at the annual meeting in accordance with the instructions on the proxies, unless such proxies previously have been revoked. If no instructions are indicated, such shares will be voted FOR the nominees for director identified below, FOR the ratification of the appointment of Federated’s independent accountants, FOR the proposal to amend the 1995 Equity Plan, FOR the proposal to amend the 1992 Incentive Bonus Plan and AGAINST the stockholder proposal to take the necessary steps to adopt a system for the annual election of all of Federated’s directors.

      A stockholder may revoke a proxy by submitting to the Secretary of Federated evidence of such revocation or a subsequent proxy authorized by such stockholder or by voting in person at the annual meeting. Attendance at the annual meeting will not, in itself, constitute revocation of a proxy.

STOCK OWNERSHIP

      Certain Beneficial Owners. The following table sets forth information as to the beneficial ownership of each person known to Federated to own more than 5% of Federated’s outstanding common stock.

Name and Address	Number of Shares	Percent of Class

Sanford C. Bernstein & Company, Inc., 767 Fifth Avenue, New York, NY 10153	18,394,529	8.80%

FMR Corp., 82 Devonshire Street, Boston, MA 02109	17,254,936	8.22%

Putnam Investments, Inc., One Post Office Square, Boston, MA 02109	11,689,394	5.60%

      According to information set forth in a Schedule 13G, dated February 8, 2000 (the “Bernstein Schedule 13G”), filed with the Securities and Exchange Commission (the “SEC”) by Sanford C. Bernstein & Co., Inc. (“Bernstein”), as of December 31, 1999, Bernstein was the beneficial owner of 18,394,529 shares of common stock (approximately 8.80% of the total number of shares of common stock outstanding). According to the Bernstein Schedule 13G, of the number of shares of common stock beneficially owned by Bernstein, Bernstein had (a) sole power to vote 8,894,942 shares, (b) shared power to vote 2,303,400 shares, and (c) sole power to dispose of or to direct the disposition of 18,394,529 shares.

      According to information set forth in a Schedule 13G, dated January 10, 2000 (the “FMR Schedule 13G”), filed with the SEC by FMR Corp. (“FMR”), as of December 31, 1999, FMR was the beneficial owner of 17,254,936 shares of common stock (approximately 8.22% of the total number of shares of common stock outstanding). According to the FMR Schedule 13G, (a) 15,803,380 of such shares (approximately 7.53% of the total number of shares of common stock outstanding) were beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR, as a result of acting as investment advisor to various investment companies, (b) 1,107,736 of such shares (approximately 0.53% of the total number of shares of common stock outstanding) were beneficially owned by Fidelity Management Trust Company, a wholly-owned subsidiary of FMR, as a result of its serving as investment manager of institutional account(s), and (c) 343,820 of such shares (approximately 0.16% of the total number of shares outstanding) were beneficially owned by Fidelity International Limited. According to the FMR Schedule 13G:

•	Each of FMR and Edward C. Johnson 3d, Chairman of FMR, has sole dispositive power over the shares owned by the investment companies described in clause (a) above. Neither FMR nor Edward C. Johnson has sole voting power over the shares owned directly by the Fidelity Funds. The Fidelity Funds’ Boards of Trustees have the power to vote such shares.

•	Edward C. Johnson 3d and FMR, through its control of Fidelity Management Trust Company, each has sole dispositive power over all of the shares owned by the institutional account(s) described in clause (b) above. In addition, they have sole voting power over 247,117 of such shares, but have no voting power over the other 860,619 of such shares.

      According to the FMR Schedule 13G, Edward C. Johnson, 3d and Abigail P. Johnson, a director of FMR, own 12.0% and 24.5%, respectively, of the outstanding voting common stock of FMR, and various Johnson family members are the predominant owners of the Class B shares of common stock of FMR, representing approximately 49% of the voting power of FMR. According to the FMR Schedule 13G, through their ownership of FMR’s voting common stock and related agreements, members of the Johnson family may be deemed to form a controlling group with respect to FMR.

      According to the information set forth in a Schedule 13G, dated February 7, 2000 (the “Putnam Schedule 13G”), filed with the SEC by Putnam Investments, Inc. (“PI”), PI was the beneficial owner of 11,689,394 shares of common stock (approximately 5.60% of the total number of shares outstanding). According to the Putnam Schedule 13G, Putnam Investment Management, Inc. (“PIM”) was the beneficial owner of 11,174,319 of such shares (approximately 5.30% of the total number of share outstanding) and The Putnam Advisory Company, Inc. (“PAC”) was the beneficial owner of 515,075 of such shares (approximately 0.20% of the total number of shares outstanding). According to the Putnam Schedule 13G, (a) PI had shared voting power with respect to 446,070 shares and shared dispositive power with respect to 11,689,394 shares, (b) PIM had shared dispositive power with respect to 11,174,319 shares, and (c) PAC had shared voting power with respect to 446,070 shares and shared dispositive power with respect to 515,075 shares.

      Stock Ownership of Directors and Executive Officers. The following table sets forth the shares of common stock beneficially owned (or deemed to be beneficially owned pursuant to the rules of the SEC) as of April 1, 2000 by each director of Federated, by each of the Named Executives (as defined below) and by directors and executive officers of Federated as a group. None of Federated’s directors or executive officers, either individually or as a group, owns 1% or more of the outstanding shares of common stock. The business address of each of the individuals named in the table is 7 West Seventh Street, Cincinnati, Ohio 45202.

Name	Number of Shares(1)

Meyer Feldberg	16,090

Earl G. Graves, Sr.	12,690

George V. Grune	21,690

Sara Levinson	6,250

Terry J. Lundgren	427,587

Joseph Neubauer	20,990

Joseph A. Pichler	3,825

Ronald W. Tysoe	300,242

Karl M. von der Heyden	22,790

Craig E. Weatherup	8,679

Marna C. Whittington	11,860

James M. Zimmerman	1,098,425

Thomas G. Cody	257,351

Karen M. Hoguet	118,076

All directors and executive officers as a group	2,426,364

(1)	Includes shares of common stock which may be acquired within 60 days after April 1, 2000 through the exercise of options granted under the 1992 Executive Equity Incentive Plan, as amended, and the 1995 Executive Equity Incentive Plan, as amended (the “1995 Equity Plan” and, together with the 1992 Executive Equity Incentive Plan, as amended, the “Equity Plans”) as follows: Professor Feldberg, 14,090 shares; Mr. Graves, 12,090 shares; Mr. Grune, 17,690 shares; Ms. Levinson, 5,250 shares; Mr. Lundgren, 337,500 shares; Mr. Neubauer, 14,990 shares; Mr. Pichler, 2,625 shares; Mr. Tysoe, 220,500 shares; Mr. von der Heyden, 16,790 shares; Mr. Weatherup, 5,679 shares; Dr. Whittington, 7,954 shares; Mr. Zimmerman, 919,500 shares; Mr. Cody, 249,500 shares; Mrs. Hoguet, 108,750 shares; and all directors and executive officers as a group, 2,024,658 shares.

ITEM 1 — ELECTION OF DIRECTORS

      Federated’s Certificate of Incorporation (the “Certificate of Incorporation”) and By-Laws (the “By-Laws”) provide that the directors of Federated are to be classified into three classes, with the directors in each class serving for three-year terms and until their successors are elected.

      In accordance with the recommendation of its BOCG Committee, the Board has nominated Earl G. Graves, Sr., Craig E. Weatherup and James M. Zimmerman, each of whom is currently a member of the Board, for election as Class III Directors. If elected, such nominees will serve for a three-year term to expire at Federated’s annual meeting of stockholders in 2003 or until their successors are duly elected and qualified. Mr. George V. Grune, a Class III Director, will resign at the annual meeting. Pursuant to the By-Laws, any vacancies on the Board may be filled only by the remaining directors then in office. Information regarding the foregoing nominees, as well as the other persons who are expected to serve on the Board following the annual meeting, is set forth below.

      The Board has no reason to believe that any of the nominees will not serve if elected. However, if any nominee should subsequently become unavailable to serve as a director, the persons named as proxies may, in their discretion, vote for a substitute nominee designated by the Board or, alternatively, the Board may reduce the number of directors to be elected at the annual meeting.

      The Board recommends that stockholders vote FOR the election of the nominees. Proxies solicited by the Board will be so voted except where authority has been withheld.

Nominees for Election as Class III Directors — Term Expires at the 2003 annual meeting

EARL G. GRAVES, SR.

      Mr. Graves, age 65, has been Chairman and Chief Executive Officer of Earl G. Graves, Ltd., a multi-faceted communications company, since 1970, and is the Publisher and Chief Executive Officer of “Black Enterprise” magazine, which he founded. Additionally, since 1996, Mr. Graves has served as Chairman Emeritus of Pepsi-Cola of Washington, D.C., L.P., a Pepsi-Cola bottling franchise. Mr. Graves is also a member of the boards of directors of Aetna Inc., AMR Corporation, Daimler Chrysler Corporation and Rohm & Haas Corporation. He is a member of the Audit Review, BOCG, Executive and Public Policy Committees of the Board. Mr. Graves has been a director since 1994.

CRAIG E. WEATHERUP

      Mr. Weatherup, age 54, has been Chairman and Chief Executive Officer of The Pepsi Bottling Group, Inc. since November 1998. From July 1996 until October 1998, he was the Chairman and Chief Executive Officer of Pepsi-Cola Company. From April 1996 until July 1996, he was President of PepsiCo, Inc. From 1990 until April 1996, he served as President and Chief Executive Officer of Pepsi-Cola North America. Mr. Weatherup is also a member of the board of directors of Starbucks Corporation. He is a member of the BOCG, Compensation and Public Policy Committees of the Board. Mr. Weatherup has been a director since August 1996.

JAMES M. ZIMMERMAN

      Mr. Zimmerman, age 56, has been Chairman of the Board and Chief Executive Officer of Federated since May 1997. From May 1988 until May 1997, he was the President and Chief Operating Officer of Federated. He is also a member of the boards of directors of The Chubb Corporation and H.J. Heinz Company. Mr. Zimmerman is a member of the Executive and Finance Committees of the Board. Mr. Zimmerman has been a director since 1988.

Class II Directors — Term Expires at the 2002 annual meeting

MEYER FELDBERG

      Professor Feldberg, age 58, has been Dean of the Columbia Business School at Columbia University since 1989. He is also a member of the boards of directors of PaineWebber Mutual Funds, Revlon, Inc. and Primedia, Inc. Professor Feldberg is a member of the BOCG, Compensation, Executive and Public Policy Committees and the Section 162(m) Subcommittee of the Board. Professor Feldberg has been a director since 1992.

TERRY J. LUNDGREN

      Mr. Lundgren, age 47, has been President and Chief Merchandising Officer of Federated since May 1997. From February 1994 until February 19, 1998, he was the Chairman of the Federated Merchandising Group, a division of Federated. Mr. Lundgren is a member of the Public Policy Committee of the Board. Mr. Lundgren has been a director since May 1997.

RONALD W. TYSOE

      Mr. Tysoe, age 47, has been Vice Chairman, Finance and Real Estate of Federated since April 1990. From April 1990 until October 1997, Mr. Tysoe also served as the Chief Financial Officer of Federated. Mr. Tysoe is also a member of the boards of directors of E.W. Scripps Company and American Annuity Group, Inc. Mr. Tysoe is a member of the Finance Committee of the Board. Mr. Tysoe has been a director since 1988.

MARNA C. WHITTINGTON

      Dr. Whittington, age 52, is Chief Operating Officer of Morgan Stanley Dean Witter Investment Management (“Morgan Stanley”), where she has been employed since 1996. From 1992 until 1996, she was a partner with the private investment firm of Miller, Anderson & Sherrerd, LLP, which was acquired by Morgan Stanley in 1996. Dr. Whittington is also a member of the board of directors of Rohm & Haas Company. Dr. Whittington is a member of the Audit Review, BOCG, Executive and Finance Committees of the Board. Dr. Whittington has been a director since 1993.

Class I Directors — Term Expires at the 2001 annual meeting

SARA LEVINSON

      Ms. Levinson, age 49, has been President of NFL Properties, Inc. since September 1994. Ms. Levinson is also a member of the board of directors of Harley Davidson, Inc. Ms. Levinson is a member of the Audit Review and Public Policy Committees of the Board. Ms. Levinson has been a director since May 1997.

JOSEPH NEUBAUER

      Mr. Neubauer, age 58, has been Chief Executive Officer of ARAMARK Corporation since 1983 and Chairman since 1984; he was President of ARAMARK Corporation from 1983 until 1997. He is also a member of the boards of directors of ARAMARK Corporation, Bell Atlantic Corporation, First Union Corporation and CIGNA Corporation. Mr. Neubauer is a member of the BOCG, Compensation, Executive and Finance Committees of the Board. Mr. Neubauer has been a director since 1992.

JOSEPH A. PICHLER

      Mr. Pichler, age 60, has been Chairman and Chief Executive Officer of The Kroger Co. since June 1990. He is also a member of the boards of directors of The Kroger Co. and Milacron, Inc. Mr. Pichler is a member of the BOCG and Compensation Committees and the Section 162(m) Subcommittee of the Board. Mr. Pichler has been a director since December 1997.

KARL M. VON DER HEYDEN

      Mr. von der Heyden, age 63, has been Vice Chairman of the Board of Directors of PepsiCo, Inc. since September 1996 and was Chief Financial Officer of PepsiCo, Inc. from September 1996 until March 1998. He is also a member of the board of directors of AstraZeneca PLC, The Pepsi Bottling Group, Inc. and Whitman Corporation. Mr. von der Heyden is a member of the Audit Review, Public Policy and Finance Committees of the Board. Mr. von der Heyden has been a director since 1992.

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

Attendance at Meetings

      The Board held eight meetings during the fiscal year ended January 29, 2000 (“fiscal 1999”). No director attended fewer than 75%, in the aggregate, of the total number of meetings of the Board and Board Committees on which such director served.

Committees of the Board

      The Board has established the following standing committees: the Executive Committee, the Finance Committee, the Public Policy Committee, the Audit Review Committee, the BOCG Committee, the Compensation Committee and the Section 162(m) Subcommittee. Each of these standing committees is reconstituted following each annual meeting of Federated’s stockholders. The By-Laws require that the Audit Review, BOCG and Compensation Committees be composed solely of non-employee directors and that a majority of the members of the Executive and Finance Committees be non-employee directors. The By-Laws define “non-employee director,” in general, to mean a director of Federated who is not a full-time employee of Federated or any of its subsidiaries. The By-Laws further require that all of the members of the Audit Review, BOCG and Compensation Committees, and a majority of the members of the Executive, Finance, and Public Policy Committees and each other directorate committee that the Board may from time to time establish, be independent directors. However, the By-Laws permit a majority of the independent directors then serving as Board members to determine in a specific instance that it would be in the best interests of Federated and its stockholders that the By-Laws not operate to preclude the service of one or more individuals on one or more of such committees. The By-Laws define “independent director,” in general, to mean a director of Federated who:

•	is not (and has not been within the preceding 60 months) an employee of Federated or any of its subsidiaries;

•	is not (and has not been within the preceding 60 months) an executive officer, partner or principal in or of any corporation or other entity that is or was a paid advisor, consultant or provider of professional services to, or a substantial supplier of, Federated or any of its subsidiaries;

•	is not a party to any contract pursuant to which such director provides personal services (other than as a director) to Federated or any of its subsidiaries;

•	is not employed by an organization that received, within the preceding 60 months, grants or endowments from Federated or any of its subsidiaries in excess of $250,000 in any fiscal year of Federated;

•	is not a relative of any other director or executive officer of Federated;

•	is not a party to any agreement binding him or her to vote, as a stockholder of Federated, in accordance with the recommendations of the Board; and

•	is not a director of any corporation or other entity (other than Federated) of which Federated’s Chairman or Chief Executive Officer is also a director.

      The Board believes that, except for the three members of the Board who are also senior executives of Federated, the remaining members of the Board are “independent directors” within the meaning of the foregoing definition.

      Executive Committee. The Executive Committee is presently composed of Dr. Whittington and Messrs. Feldberg, Graves, Grune, Neubauer and Zimmerman. This Committee has all authority, consistent with the Delaware General Corporation Law, granted to it by the Board. Accordingly, the Executive Committee may generally exercise all of the power and authority of the Board in the oversight of the management of the business and affairs of Federated. However, the Executive Committee does not have the power to amend the By-Laws or the Certificate of Incorporation (except, to the extent authorized by a resolution of the Board, to fix the designations, preferences and other terms of any preferred stock of Federated), adopt an agreement of merger and consolidation, authorize the issuance of stock, declare a dividend or recommend to the stockholders of Federated the sale, lease or exchange of all or substantially all of Federated’s assets, a dissolution of Federated or a revocation of a dissolution. The Executive Committee met twice during fiscal 1999.

      Finance Committee. The Finance Committee is presently composed of Dr. Whittington and Messrs. Neubauer, Tysoe, von der Heyden and Zimmerman. This Committee reviews with the appropriate officers of Federated and reports to the Board (or to the Executive Committee) on:

•	the financial considerations relating to acquisitions and dispositions of businesses and operations involving projected costs or income in excess of $15 million;

•	potential transactions affecting Federated’s capital structure, such as financings, refinancings and the issuance, redemption or repurchase of Federated’s debt or equity securities;

•	potential changes in the financial policy or structure of Federated which could have a material financial impact on Federated; and

•	capital projects and other financial commitments in excess of $15 million.

      The Finance Committee met five times during fiscal 1999.

      Public Policy Committee. The Public Policy Committee is presently composed of Ms. Levinson and Messrs. Feldberg, Graves, Grune, Lundgren, von der Heyden and Weatherup. This Committee establishes, when necessary or appropriate, policies involving Federated’s role as a corporate citizen, reviews, evaluates and monitors the policies, programs and practices in public policy areas, maintains an awareness of public affairs developments and trends, and reviews and makes recommendations to the Board on stockholder proposals relating to various matters. The Public Policy Committee met twice during fiscal 1999.

      Audit Review Committee. The Audit Review Committee is presently composed of Ms. Levinson, Dr. Whittington and Messrs. Graves, Grune and von der Heyden. This Committee reviews the professional services provided by Federated’s independent accountants and the independence of such firm from the management of Federated. This Committee also reviews the scope of the audit by Federated’s independent accountants, the annual financial statements of Federated, Federated’s systems of internal accounting controls, material legal developments relating to, and legal compliance policies and procedures of, Federated and such other matters with respect to the legal, accounting, auditing and financial reporting practices and procedures of Federated as it may find appropriate or as may be brought to its attention, and meets from time to time with members of Federated’s internal audit staff. The Audit Review Committee met five times during fiscal 1999.

      Board Organization and Corporate Governance Committee. The BOCG Committee is presently composed of Dr. Whittington and Messrs. Feldberg, Graves, Neubauer, Pichler and Weatherup. This Committee considers and recommends criteria for the selection of nominees for election as directors of Federated and from time to time may select candidates for director for recommendation to the full Board. This Committee also considers and makes recommendations with respect to (a) such proposals as may from time to time be made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, by stockholders of Federated, and (b) such other matters as may from time to time be presented for consideration of the Board relating to the rights of stockholders and the role of the Board in respect of the direction of the management of the business and affairs of Federated (other than, as to stockholder rights, in respect of the conduct of Federated’s ordinary business operations or in the context of an extraordinary transaction involving Federated or any of its subsidiaries or any securities thereof). The full Board may also from time to time select such director candidates and in all events will act in respect of (x) the filling of any vacancies on the Board, (y) the recommendation of candidates for nomination for election by the stockholders of Federated, and (z) the composition of all Board committees. The BOCG Committee met twice during fiscal 1999.

      The BOCG Committee will consider nominees for directors recommended by stockholders of Federated. Stockholders wishing to make such recommendations should write to the Board Organization and Corporate Governance Committee, c/o Dennis J. Broderick, Secretary, Federated Department Stores, Inc., 7 West Seventh Street, Cincinnati, Ohio 45202. Persons making submissions should include the full name and address of the recommended nominee, a description of the proposed nominee’s qualifications and other relevant biographical information. See “Director Nomination Procedures” for a discussion of nomination procedures under the By-Laws.

      Compensation Committee. The Compensation Committee is presently composed of Messrs. Feldberg, Grune, Neubauer, Pichler and Weatherup. This Committee reviews executive salaries, administers the bonus, incentive and stock option plans of Federated and approves the salaries and other benefits of the executive officers of Federated. In addition, this Committee advises and consults with Federated’s management regarding pension and other benefit plans and compensation policies and practices of Federated. The Compensation Committee met five times during fiscal 1999.

      Section 162(m) Subcommittee. The Board has established a subcommittee of the Compensation Committee, presently composed of Messrs. Feldberg, Grune and Pichler (the “Section 162(m) Subcommittee”). The Section 162(m) Subcommittee is required to be composed solely of three or more members of the Compensation Committee who are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations of the Internal Revenue Service relating thereto (collectively, “Section 162(m)”). The Section 162(m) Subcommittee takes all required actions under the Equity Plans and Federated’s 1992 Incentive Bonus Plan (as amended, the “1992 Bonus Plan”), and such other compensation plans, agreements or arrangements of Federated as may be specified by the Board from time to time, in each case with respect to such action as may be necessary under Section 162(m) in order to cause any compensation that is paid thereunder to a person who is, or is specified by the Compensation Committee as being reasonably likely to become, a “covered employee” within the meaning of Section 162(m) to qualify as “performance based” within the meaning of Section 162(m). The Section 162(m) Subcommittee met twice during fiscal 1999.

Director Nomination Procedures

      The By-Laws provide that nominations for election of directors by the stockholders will be made by the Board or by any stockholder entitled to vote in the election of directors generally. The By-Laws require that stockholders intending to nominate candidates for election as directors deliver written notice thereof to the Secretary of Federated not less than 60 days prior to the meeting of stockholders. However, in the event that the date of the meeting is not publicly announced by Federated by inclusion in a report filed with the SEC or furnished to stockholders, or by mail, press release or otherwise more than 75 days prior to the meeting, notice by the stockholder to be timely must be delivered to the Secretary of Federated not later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was so communicated. The By-Laws further require, among other things, that the notice by the stockholder set forth certain information concerning such stockholder and the stockholder’s nominees, including their names and addresses, a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, the class and number of shares of Federated’s stock owned or beneficially owned by such stockholder, a description of all arrangements or understandings between the stockholder and each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such stockholder, and the consent of each nominee to serve as a director of Federated if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with these requirements. Similar procedures prescribed by the By-Laws are applicable to stockholders desiring to bring any other business before an annual meeting of the stockholders. See “Stockholders Proposals — Proposals for the 2001 Annual Meeting.”

Director Compensation

      Non-employee directors receive an annual base retainer fee in the amount of $30,000, and a fee of $1,250 for each Board or Board Committee meeting attended. In addition, each non-employee director who chairs a committee receives an annual fee of $5,000. Since January 1, 1999, the annual base retainer fee (including the fee payable to a committee chair) and the meeting fee payable to non-employee directors is being paid 50% (or such greater percentage, in ten percent increments, any individual director may have elected) in credits representing the right to receive shares of common stock, with the balance being paid in cash. Such stock credits will be settled in shares of common stock three years following the issuance of such stock credits (or at such later time as any individual director’s service on the Board ends, if such individual director has elected to defer compensation under the directors’ deferred compensation program).

      Subject to the holding period described above for stock credits covering a portion of retainer and meeting fees, any non-employee director may defer all or a portion of those fees either as stock credits or cash credits under the directors’ deferred compensation program until such director’s service on the Board ends.

      In connection with the termination of the retirement plan for non-employee directors described below, the 1995 Equity Plan was amended to make each non-employee director eligible to receive annual grants of options to purchase up to 3,500 shares of common stock. Each non-employee director was granted an option to purchase 3,500 shares of common stock in respect of his or her service as such during fiscal 1999. Directors who are also full-time employees of Federated receive no additional compensation for service as directors.

      Federated’s retirement plan for non-employee directors was terminated on a prospective basis effective May 16, 1997 (the “Plan Termination Date”). As a result of such termination, persons who first become non-employee directors after the Plan Termination Date will not be entitled to receive any payment thereunder. Persons who were non-employee directors as of the Plan Termination Date will be entitled to receive retirement benefits accrued as of the Plan Termination Date. Subject to an overall limit in an amount equal to the aggregate retirement benefit accrued as of the Plan Termination Date (i.e., the product of $30,000 and the years of Board service prior to the Plan Termination Date), and the vesting requirements described below, persons who retire from service as non-employee directors after the Plan Termination Date will be entitled to receive an annual payment equal to $30,000, payable in monthly installments, commencing at age 60 (if such person’s termination of Board service occurred prior to reaching age 60) and continuing for the lesser of such person’s remaining life or a number of years equal to such person’s years of Board service prior to the Plan Termination Date. Full vesting will occur for non-employee directors who reach age 60 while serving on the Board, irrespective of such person’s years of Board service. Vesting will occur for non-employee directors whose termination of Board service occurs before reaching age 60 as follows: 50% vesting after five years of Board service and an additional 10% vesting for each year of Board service after five years. Board service following the Plan Termination Date will be given effect for purposes of the foregoing vesting requirements. There are no survivor benefits under the terms of the retirement plan.

      Non-employee directors also receive executive discounts on merchandise purchased.

Compliance with Section 16(a) of the Securities Exchange of 1934

      Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires Federated’s directors and executive officers, and certain persons who own more than 10% of the common stock outstanding, to file with the SEC and the New York Stock Exchange (the “NYSE”) initial reports of ownership and reports of changes in ownership of common stock. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish Federated with copies of all Section 16(a) reports they file. See “Stock Ownership — Certain Beneficial Owners.”

      To Federated’s knowledge, based solely on a review of the copies of reports furnished to Federated and written representations signed by all directors and executive officers that no other reports were required with respect to their beneficial ownership of common stock during fiscal 1999, the directors and executive officers and all beneficial owners of more than 10% of the common stock outstanding complied with all applicable filing requirements under Section 16(a) of the Exchange Act with respect to their beneficial ownership of common stock during fiscal 1999.

ITEM 2 — APPOINTMENT OF INDEPENDENT ACCOUNTANTS

      The Board, upon the recommendation of the Audit Review Committee, has appointed the firm of KPMG LLP independent public accountants, to audit the books, records and accounts of Federated for the fiscal year ending February 3, 2001. The Board’s appointment is subject to ratification by Federated’s stockholders. KPMG LLP and its predecessors have served as independent accountants for Federated since 1988, and are considered well qualified. Representatives of KPMG LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

      The Board recommends that the stockholders vote FOR such ratification. Proxies solicited by the Board will be so voted unless stockholders specify in their proxies a contrary choice.

ITEM 3 — AMENDMENT TO 1995 EQUITY PLAN

      One of the key elements of Federated’s strategic plan is the practice of linking the compensation of key employees to the achievement of specific performance levels. The 1995 Equity Plan is intended to provide an equity interest in Federated to key management personnel and thereby provide additional incentives for such persons to devote themselves to the maximum extent practicable to the business of Federated and its subsidiaries. The 1995 Equity Plan is also intended to aid in attracting persons of outstanding ability to enter and remain in the employ of Federated and its subsidiaries.

      To further the objectives of the 1995 Equity Plan, the Board has accepted the Compensation Committee’s recommendation that the 1995 Equity Plan be amended, subject to approval by Federated’s stockholders, to increase by 10 million shares the total number of shares of common stock available for issuance thereunder (without increasing the number of shares available for issuance thereunder as restricted stock). This recommendation takes into account the increase in key management personnel resulting from Federated’s acquisition of Fingerhut in 1999, and options granted and expected to be granted to such personnel. If the holders of a majority of the shares of common stock present in person or by proxy at the annual meeting vote for the approval of the proposed amendment to the 1995 Equity Plan, such amendment will immediately become effective. If such approval by Federated’s stockholders is not obtained at the annual meeting, the proposed amendment to the 1995 Equity Plan will not become effective, and the 1995 Equity Plan as it presently exists will continue in effect. Neither the effectiveness of the proposed amendment to the 1995 Equity Plan nor the failure of such amendment to become effective will have any effect on the awards outstanding under the 1995 Equity Plan at the time of the annual meeting.

      The 1995 Equity Plan is administered by the Compensation Committee, no voting member of which may be an employee of Federated or its subsidiaries and, to the extent described in “Further Information Concerning the Board of Directors – Committees of the Board – Section 162(m) Subcommittee”, by the Section 162(m) Subcommittee. Pursuant to the 1995 Equity Plan, the Compensation Committee is authorized to grant stock options (“Options”), stock appreciation rights (“SARs”), and shares of restricted stock (“Restricted Stock” and, collectively with Options and SARs, “Awards”) to officers and key employees of Federated and its subsidiaries (approximately 2,600 persons in the aggregate at the date of this Proxy Statement). The 1995 Equity Plan also provides for annual grants of Options to purchase up to 3,500 shares of common stock to each non-employee director (nine persons in the aggregate at the date of this Proxy Statement). The 1995 Equity Plan provides that Awards generally may be transferred only upon death or pursuant to qualified domestic relations orders, except that certain participants may transfer Awards to members of their immediate family (as defined in the Rule 16a-1(e) under the Exchange Act). Particular Awards may be subject to additional restrictions on transfer.

      As of April 1, 2000, 4,815,222 shares which were not the subject of outstanding Awards remained available for issuance as or pursuant to Awards under the 1995 Equity Plan (of which 339,569 shares were available for issuance as Restricted Stock). Upon the effectiveness of the proposed amendment, the total number of shares available for issuance as or pursuant to Awards under the 1995 Equity Plan will be equal to the sum of (a) the number of shares remaining available for issuance as or pursuant to Awards under the 1995 Equity Plan immediately prior to the effectiveness of such amendment and (b) 10 million. Of such total number of shares, the number of shares that will be available for issuance under the 1995 Equity Plan as Restricted Stock will be 339,569 (subject to reduction on a share-for-share basis on account of any shares of Restricted Stock issued after April 1, 2000).

      Options granted under the 1995 Equity Plan may be incentive stock options (“ISOs”), nonqualified stock options, or combinations of the foregoing. The 1995 Equity Plan does not specify a maximum term for Options granted thereunder. A grant of Options may provide for the deferred payment of the exercise price from the proceeds of sales through a bank or broker on the exercise date of some or all of the shares of common stock to which such exercise relates. The exercise price (the “Exercise Price”) of Options may not be less than (a) the closing sale price per share of the common stock as reported in the NYSE Composite Tape (or any other consolidated transactions reporting system which subsequently may replace such Composite Tape) for the trading day immediately preceding the date determined as the grant date in accordance with the authorization of the Board (and, in the case of nonqualified Options awarded to non employee directors of Federated as described below, the trading day immediately preceding the date of the Award), or if there are no reported sales on such date, on the next preceding day on which there were sales; (b) the average (whether weighted or not) or mean price, determined by reference to the closing sales prices, average between the high and low sales prices, or any other standard for determining price adopted by the Board, per share of the common stock as reported in the NYSE Composite Transactions Report as of the date or for the period determined in accordance with the authorization of the Board; or (c) in the event that the common stock is not listed for trading on the NYSE as of a relevant date of grant, an amount determined in accordance with standards adopted by the Board. In general, among other requirements, in order to permit Federated to exclude any amount reportable as taxable income for federal income tax purposes as a result of the exercise of such Options and SARs in computing compensation that is subject to the $1.0 million deductibility limit imposed by Section 162(m) (discussed below), Options and SARs granted to executives who are or who could be subject to the $1.0 million limitation will be granted with an Exercise Price of not less than the market value per share on the date of grant.

      Each grant of Options will specify whether the Exercise Price is payable in cash, by the actual or constructive transfer to Federated of nonforfeitable, unrestricted shares of common stock already owned by the participant having an actual or constructive value as of the time of exercise equal to the total Exercise Price, by any other legal consideration authorized by the Compensation Committee, or by a combination of such methods of payment. The 1995 Equity Plan does not require that a participant hold shares received upon the exercise of an Option for a specified period and permits immediate sequential exercises of Options with the Exercise Price therefor being paid in shares of common stock, including shares acquired as a result of prior exercises of Options. Under the 1995 Equity Plan, the Board may not, without further approval of the stockholders of Federated, authorize the amendment of any outstanding option right to reduce the option price, or cancel and replace any such outstanding option right with awards having a lower option price.

      SARs may be granted under the 1995 Equity Plan in tandem with the Options. Upon exercise, a holder of an SAR would receive, in the discretion of the Compensation Committee, cash, shares of the common stock, or a combination thereof having an aggregate value equal to all or some portion of the excess of the market value of the shares of common stock in respect of which the SAR is exercised, determined in the manner specified in the 1995 Equity Plan as of the date of such exercise, over the aggregate Exercise Price of the related Option. The Option to which the SAR is related would be canceled to the extent of the exercise of the SAR.

      Restricted Stock involves the immediate transfer by Federated to a participant of ownership of a specified number of shares of common stock in consideration of the performance of services. The participant is entitled immediately to voting, dividend, and other ownership rights in such shares. Restricted Stock is subject, for a period determined by the Compensation Committee at the date of grant, to a “substantial risk of forfeiture” within the meaning of section 83 of the Internal Revenue Code.

      Options granted under the 1995 Equity Plan may be Options that are intended to qualify as ISOs, or nonqualified stock options that are not intended to so qualify. Nonqualified stock options generally will not result in any taxable income to the optionee at the time of the grant, but the holder thereof will realize ordinary income at the time of exercise of the Options if the shares are not subject to any substantial risk of forfeiture (as defined in section 83 of the Internal Revenue Code). Under such circumstances, the amount of ordinary income is measured by the excess of the fair market value of the optioned shares at the time of exercise over the Exercise Price. If the Exercise Price of a nonqualified stock option is paid for, in whole or in part, by the delivery of shares of common stock previously owned by the optionee, no gain or loss will be recognized to the extent that the shares of common stock received are equal in fair market value to the shares of common stock surrendered. An optionee’s tax basis in shares acquired upon the exercise of nonqualified stock options is equal to the exercise price plus any amount treated as ordinary income.

      ISOs normally will not result in any taxable income to the optionee at the time of grant. If certain requirements are met, the excess of the net selling price over the adjusted basis of the shares of common stock received upon exercise (the “ISO Shares”) will be characterized as a capital gain rather than as ordinary income, and will not be taxed at the time of exercise but only upon the sale of such shares. However, the excess of the fair market value of ISO Shares over the amount paid upon the exercise of the related ISO is a tax preference item that is potentially subject to the alternative minimum tax. To the extent that the aggregate fair market value of common stock with respect to which ISOs are exercisable for the first time by an employee during any calendar year exceeds $100,000, such excess ISOs will be treated as Options which are not ISOs. No deduction is available to the employer of an optionee upon the optionee’s exercise of an ISO nor upon the sale or exchange of ISO Shares if the holding period requirements for ISO Shares and the statutory employment requirement are satisfied by the holder of the ISO Shares.

      In general, the grant of an SAR will not produce taxable income to the recipient. However, upon exercise of an SAR, the amount of any cash received and the fair market value on the exercise date of any shares of common stock received will be taxable as ordinary income to the recipient.

      For federal income tax purposes, no taxable income will be recognized by a participant who receives a Restricted Stock Award pursuant to the 1995 Equity Plan in the year such Award is made to the participant. If the participant makes an election under section 83(b) of the Internal Revenue Code to have such stock taxed to him as ordinary income (a “Section 83(b) Election”), however, he will recognize as ordinary income for such year an amount equal to the excess of the fair market value of the shares of common stock (determined without regard to any lapse restrictions imposed thereon) at the time of transfer over any amount paid by the participant therefor. If a participant makes a Section 83(b) Election, no tax deduction will subsequently be allowed to the participant for any amount previously included in income by reason of such election with respect to any common stock later forfeited under the terms of the 1995 Equity Plan. Absent a Section 83(b) Election, a participant will recognize ordinary income for federal income tax purposes in the year or years in which restrictions terminate, in an amount equal to the excess, if any, of the fair market value of such shares of common stock on the date the restrictions expire or are removed over any amount paid by the participant therefor. Assuming no Section 83(b) Election has been made, any dividends received with respect to common stock subject to restrictions will be treated as additional compensation income and not as dividend income.

      To the extent that a recipient of an Award recognizes ordinary income in the circumstances described above, Federated would be entitled to a corresponding deduction, provided in general that (a) the amount is an ordinary and necessary business expense and such income meets the test of reasonableness; (b) the deduction is not disallowed pursuant to Section 162(m), as described below; and (c) certain statutory provisions relating to so-called “excess parachute payments” do not apply. Awards granted under the 1995 Equity Plan are subject to acceleration in the event of a change-in-control of Federated and, therefore, it is possible that these change-in-control features may affect whether amounts realized upon the receipt or exercise of Awards will be deductible by Federated under the “excess parachute payments” provisions of the Internal Revenue Code.

      Section 162(m) generally disallows a tax deduction to public companies for compensation over $1.0 million accrued with respect to the chief executive officer and the four most highly compensated executive officers in addition to the chief executive officer employed by the company at the end of the applicable year. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. In the case of options, one requirement is that the plan under which the options are granted state a maximum number of shares with respect to which options may be granted to any one participant during a specified period. Accordingly, the 1995 Equity Plan restricts Awards so that no participant may be granted Options to purchase more than 1,000,000 shares in any period of three fiscal years of Federated, subject to adjustment by the Compensation Committee in certain circumstances to prevent dilution or enlargement of the participant’s rights. A second requirement is that the 1995 Equity Plan be approved by stockholders. This requirement has been satisfied with respect to the 1995 Equity Plan as presently in effect and, if the proposed amendment becomes effective as described herein, will be satisfied with respect to the 1995 Equity Plan as amended thereby.

      The foregoing discussion of the material provisions of the 1995 Equity Plan, as proposed to be amended, does not purport to be complete and is qualified in its entirety by reference to the full text thereof, which is attached as Appendix A to this Proxy Statement and incorporated herein by reference. As proposed to be amended, the 1995 Equity Plan would be subject to further amendment from time to time by the Board, except that no amendment to increase the maximum numbers of shares of common stock or shares of Restricted Stock issuable pursuant to the 1995 Equity Plan or the maximum number of shares of common stock that may be subject to Option Rights or Appreciation Rights granted to any participant in any period of three fiscal years of Federated could be effected without the further approval of the holders of a majority of the shares of common stock actually voting thereon at a meeting of Federated’s stockholders.

      The following table sets forth certain information regarding the Awards granted under the 1995 Equity Plan in fiscal 1999 and fiscal 2000 (through April 1, 2000). No determination has been made with respect to any specific Award that may be granted under the 1995 Equity Plan after April 1, 2000. On March 31, 2000, the closing price of the common stock was $42.375.

1995 EXECUTIVE EQUITY INCENTIVE PLAN

		Stock Options				Restricted Stock

				Potential Realizable Value
				of Assumed Annual Rates
				of Stock Price Appreciation
				for Option Term
Name and Principal
Position		Shares (#)		5% ($)	10% ($)	Shares (#)		Value ($)

J. Zimmerman	1999	450,000	(1)	13,230,371	33,528,357	100,000	(2)	4,675,000
Chairman and	2000	0		0	0	37,700	(3)	1,500,931
Chief Executive Officer
T. Lundgren	1999	0		0	0	0		0
President and	2000	300,000	(4)	6,119,931	15,509,106	65,000	(3)	2,587,813
Chief Merchandising Officer
R. Tysoe	1999	0		0	0	0		0
Vice Chairman,	2000	50,000	(4)	1,019,988	2,584,851	7,000	(3)	278,688
Finance and Real Estate
T. Cody	1999	0		0	0	0		0
Executive Vice President,	2000	50,000	(4)	1,019,988	2,584,851	5,000	(3)	199,063
Law and Human Resources
K. Hoguet	1999	0		0	0	0		0
Senior Vice President	2000	23,000	(4)	469,195	1,189,031	0		0
and Chief Financial Officer
Executive Group	1999	457,000	(5)	13,397,932	33,952,990	100,000	(2)	4,675,000
	2000	444,000	(4)	9,057,498	22,953,477	114,700	(3)	4,566,494
Non-Executive Director Group	1999	31,500	(6)	1,069,750	2,710,956	0		0
(9 persons)	2000	0		0	0	0		0
Non-Executive Officer Employee	1999	5,286,440	(7)	130,113,372	334,564,208	112,631	(8)	4,420,767
Group (2,550 persons)	2000	3,759,580	(9)	76,833,708	194,711,702	8,000	(10)	318,500

(1)	Represents options granted on August 27, 1999 having an exercise price of $46.75 per share. Such options have a 10-year term. Twenty-five percent of the option awards vest on each of May 1, 2000, May 1, 2001, May 1, 2002 and May 1, 2003.

(2)	Represents shares of restricted stock granted on August 27, 1999 at a per share price of $46.75. The restrictions will lapse as to twenty-five percent of the shares on each of May 1, 2000, May 1, 2001, May 1, 2002 and May 1, 2003.

(3)	Represents shares of restricted stock granted on March 24, 2000 at a per share price of $39.8125. The restrictions will lapse as to twenty-five percent of the shares on each of March 24, 2001, March 24, 2002, March 24, 2003 and March 24, 2004.

(4)	Represents options granted on February 25, 2000 having an exercise price of $32.4375 per share. Such options have a ten-year term. Twenty-five percent of the option awards vest on each of March 24, 2001, March 24, 2002, March 24, 2003 and March 24, 2004.

(5)	Represents options granted on March 26, 1999 and August 27, 1999 having exercise prices ranging from $38.0625 to $46.75 per share. Such options have 10-year terms and will vest as to either twenty-five percent of the shares covered thereby on each of the first four anniversaries of the date of the grant thereof or twenty-five percent of the shares covered thereby on each of May 1, 2000, May 1, 2001, May 1, 2002 and May 1, 2003.

(6)	Represents options granted May 21, 1999 having an exercise price of $54.00 per share. Such options have a 10-year term and will vest as to twenty-five percent of the shares covered thereby on each of the first four anniversaries of the date of the grant thereof.

(7)	Represents options granted between March 22, 1999 and January 3, 2000 having exercise prices ranging from $38.0625 to $56.375 per share. Such options have 10-year terms, with the majority vesting as to twenty-five percent of the shares covered thereby on each of the first four anniversaries of the date of the grant thereof. The remainder of such options vest either in their entirety on the fourth anniversary of the date of the grant or as to fifty percent of the shares covered thereby on the second anniversary of the date of the grant and twenty-five percent of the shares covered thereby on the third and fourth anniversaries, respectively, of the date of the grant, or as to one-third of the shares covered thereby on the third, fourth and fifth anniversaries of the date of the grant.

(8)	Represents the aggregate number of shares of restricted stock granted on March 22, 1999 to five persons in this group at a per share price of $39.25. The restrictions will lapse either as to twenty-five percent of the shares on March 22, 2000, March 22, 2001, March 22, 2002 and March 22, 2003, or as to fifty percent of the shares on March 22, 2001 and twenty-five percent of the shares on March 22, 2002 and March 22, 2003.

(9)	Represents options granted on February 25, 2000 and March 24, 2000 having exercise prices ranging from $32.4375 to $39.8125 per share. Such options have 10-year terms, with the majority vesting as to twenty-five percent of the shares covered thereby on March 24, 2001, March 24, 2002, March 24, 2003 and March 24, 2004. The remainder of the options vest either in their entirety on March 24, 2004 or as to one-third of the shares covered thereby on March 24, 2003, March 24, 2004 and March 24, 2005.

(10)	Represents the aggregate number of shares of restricted stock granted on March 24, 2000 to three persons in this group at a per share price of $39.8125. The restrictions will lapse as to twenty-five percent of the shares on March 24, 2001, March 24, 2002, March 24, 2003 and March 24, 2004.

      The Board recommends that stockholders vote FOR the amendment to the 1995 Equity Plan. Proxies solicited by the Board will be so voted unless stockholders specify in their proxies a contrary choice.

ITEM 4 — AMENDMENT TO 1992 INCENTIVE BONUS PLAN

      The 1992 Bonus Plan was originally adopted by Federated in connection with the Federated Plan of Reorganization approved in 1992, and was approved by Federated stockholders at the 1997 annual meeting. The purpose of the 1992 Bonus Plan is to promote the attainment of Federated’s performance goals by providing incentive compensation for certain key executives of Federated and its subsidiaries.

      The 1992 Bonus Plan is administered by the Compensation Committee, no voting member of which may be an employee of Federated or its subsidiaries, and, to the extent described in “Further Information Concerning the Board of Directors — Committees of the Board — Section 162(m) Subcommittee”, by the Section 162(m) Subcommittee. Participants in the 1992 Bonus Plan are officers, executives and other employees of Federated or its subsidiaries (or persons who have agreed to commence serving in any of such capacities) who are designated by the Chief Executive Officer, the Chief Operating Officer or the Chief Merchandising Officer of Federated with the approval of the Compensation Committee or the Board.

      The 1992 Bonus Plan provides for both annual incentive awards and long-term incentive awards. Participants who are executives of Federated or its subsidiaries or other business units (including store principals, general merchandise managers, store managers, vice presidents and other elected officers) are eligible for annual incentive awards based upon the achievement of specified performance goals for the applicable fiscal year. Participants who have overall responsibility for day-to-day and long-term achievement of results of Federated or are in key broad-based strategy formulation and decision-making positions of Federated or its subsidiaries or other business units are eligible for long-term incentive awards based on the achievement of specified performance goals over a specified period, not to exceed five consecutive fiscal years. As of the date of this Proxy Statement, approximately 1,150 participants were eligible for annual incentive awards and approximately 28 participants were eligible for long-term incentive awards.

      To further the objectives of the 1992 Bonus Plan, the Board has accepted the Compensation Committee’s recommendation that the Board amend the 1992 Bonus Plan, subject to approval by the Federated stockholders, to increase by $2.0 million the maximum annual incentive award that may be paid to any participant. If the holders of the majority of the shares of common stock present in person or by proxy at the annual meeting vote for the approval of the proposed amendment to the 1992 Bonus Plan, such amendment would immediately become effective. If such approval by Federated’s stockholders is not obtained at the annual meeting, the proposed amendment to the 1992 Bonus Plan will not become effective, and the 1992 Bonus Plan as it presently exists will continue in effect.

      Prior to the beginning of each performance period, the Compensation Committee approves for such performance period the applicable performance goals for Federated and each other covered business unit and, in certain cases, for individual participants. Such performance goals are based upon Federated’s business plan. In the case of a Participant who is, or is determined to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code, such performance goals will be based solely upon one or more of the following measures of performance: (1) total sales; (2) comparable store sales; (3) gross margin; (4) operating or other expenses; (5) earnings before interest and taxes (“EBIT”); (6) earnings before interest, taxes, depreciation and amortization; (7) net income; (8) earnings per share; (9) cash flow; (10) return on investment (determined with reference to one or more categories of income or cash flow and one or more categories of assets, capital or equity); and (11) stock price appreciation. Such performance goals may be expressed with respect to Federated or one or more other operating units and may be expressed in terms of absolute levels or percentages or ratios expressing relationships between two or more of the foregoing measures of performance (e.g., EBIT as a percentage of total sales), period-to-period changes, relative to business plans or budgets, or relative to one or more other companies or one or more indices.

      Each covered business unit’s actual performance during a particular performance period is measured against the applicable performance goals. If the covered business unit’s performance for the performance period (i) is below the threshold performance goal established therefor, no annual or long-term incentive awards are paid to participants in respect thereof, (ii) is equal to the threshold performance goal established therefor, the threshold levels of annual and long-term incentive awards, as applicable, are paid to participants in respect thereof, (iii) is equal to the target performance goal established therefor, the target levels of annual and long-term incentive awards, as applicable, are paid to participants in respect thereof, (iv) is equal to or greater than the maximum performance goal established therefor, the maximum level of annual and long-term incentive awards, as applicable, are paid to participants in respect thereof, and (v) is in between any two of the performance goal levels described in the immediately preceding clauses (ii), (iii) and (iv), the levels of the annual and long-term incentive awards, as applicable, paid to participants in respect thereof are determined through interpolation. Notwithstanding the foregoing, as of April 1, 2000, no annual incentive award paid to any participant may exceed $2.0 million, and no long-term incentive award paid to any Participant may exceed $3.0 million. Upon the effectiveness of the proposed amendment, no annual incentive award paid to any participant may exceed $4.0 million. The 1992 Bonus Plan provides that all annual and long-term incentive awards will be paid to participants in respect of any particular performance period (i) in cash and/or Federated equity (including stock options, stock credits or equity equivalents), (ii) in a lump sum and/or in deferred payments or grants, and (iii) on the date(s) and other terms, including any premium in respect of any non-cash payouts or deferred payments or grants, in each case as determined by the Board at the time that performance goals are established for a particular performance period. See “Compensation Committee Report on Executive Compensation  — Specific Compensation Practices — Annual Cash Incentive — Long-Term Incentive” for further information regarding bonus opportunities and form of payment available to participants under the 1992 Bonus Plan.

      The foregoing discussion of the material provisions of the 1992 Bonus Plan does not purport to be complete and is qualified in its entirety by reference to the full text thereof, which is attached as Appendix B to this Proxy Statement and incorporated herein by reference. The 1992 Bonus Plan is subject to amendment from time to time by the Board.

      The following tables set forth certain information regarding the award opportunities granted under the 1992 Bonus Plan with respect to performance periods consisting of or commencing with fiscal 1999 or fiscal 2000. No determination has been made with respect to any specific awards that may be granted under the 1992 Bonus Plan after the date of this Proxy Statement.

ANNUAL INCENTIVE AWARDS

		Award Potential (1)

Name and Principal Position	Fiscal Year	Threshold ($)	Target ($)	Maximum ($)

J. Zimmerman	1999	300,000	875,000	1,975,000
Chairman and Chief Executive Officer	2000	425,000	1,250,000	2,850,000
T. Lundgren	1999	160,000	560,000	1,120,000
President and Chief Merchandising Officer	2000	286,000	880,000	1,760,000
R. Tysoe	1999	82,500	288,800	577,500
Vice Chairman, Finance and Real Estate	2000	132,000	412,500	825,000
T. Cody	1999	73,000	255,500	511,000
Executive Vice President,	2000	116,800	365,000	730,000
Law and Human Resources
K. Hoguet	1999	45,000	157,500	315,000
Senior Vice President and	2000	80,000	250,000	500,000
Chief Financial Officer
Executive Group (7 persons)	1999	719,500	2,323,300	4,851,500
	2000	1,127,400	3,417,500	7,185,000
Non-Executive Officer Employee Group	1999	11,632,400	30,431,000	50,579,800
(approximately 1,150 persons)	2000	12,979,000	33,842,600	67,685,300

(1)	Based upon actual performance relative to the applicable performance goals, the actual cash incentive payments in respect of fiscal 1999 were approximately 108.7% above target for the Executive Group and 29.0% above target for the Non-Executive Officer Employee Group.

LONG-TERM INCENTIVE AWARDS

		Award Potential

Name and Principal Position	Fiscal Year	Threshold ($)	Target ($)	Maximum ($)

J. Zimmerman	1999-2001	330,000	687,500	1,540,000
Chairman and Chief Executive Officer	2000-2002	330,000	687,500	1,540,000
T. Lundgren	1999-2001	176,000	440,000	880,000
President and Chief Merchandising Officer	2000-2002	171,600	435,600	871,200
R. Tysoe	1999-2001	108,900	272,300	544,500
Vice Chairman, Finance and Real Estate	2000-2002	99,000	247,500	495,000
T. Cody	1999-2001	96,400	240,900	481,800
Executive Vice President,	2000-2002	87,600	219,000	438,000
Law and Human Resources
K. Hoguet	1999-2001	59,400	148,500	297,000
Senior Vice President and Chief Financial Officer	2000-2002	60,000	150,000	300,000
Executive Group (6 persons)	1999-2001	822,200	1,917,900	4,000,700
	2000-2002	797,400	1,862,600	3,890,200
Non-Executive Officer Employee Group	1999-2001	1,700,700	4,251,800	8,503,700
(approximately 22 persons)	2000-2002	1,674,100	4,185,300	8,370,600

      The Board recommends that stockholders vote FOR the amendment to the 1992 Bonus Plan. Proxies solicited by the Board will be so voted unless stockholders specify in their proxies a contrary choice.

ITEM 5 — STOCKHOLDER PROPOSAL SEEKING ANNUAL ELECTION OF DIRECTORS

      Federated has been notified by Mrs. Evelyn Y. Davis, Editor, Highlights and Lowlights, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, DC 20037, who is the beneficial owner of 200 shares of common stock, that she intends to submit the following proposal at the annual meeting:

RESOLVED: “That the stockholders of Federated Department Stores recommend that the Board of Directors take the necessary steps to reinstate the election of directors ANNUALLY, instead of the stagger system which was recently adopted.”

REASONS: “Until recently, directors of Federated were elected annually by all shareholders.”

      The proponent has submitted the following statement in support of the proposal, for which Federated and the Board accept no responsibility:

“The great majority of New York Stock Exchange listed corporations elect all their directors each year. This insures that ALL directors will be more accountable to ALL shareholders each year and to a certain extent prevents the self-perpetuation of the Board. In 1998 the owners of 124,042,892 shares, representing OVER EIGHTY FOUR % (84%) of shares voted FOR this proposal. Astonishingly your Board has not yet adopted THIS proposal.”

“If you AGREE, please mark your proxy FOR this resolution.”

      For the reasons discussed below, the Board recommends that stockholders vote AGAINST the foregoing proposal.

      Federated’s Certificate of Incorporation has provided for classified director terms for many years, including prior to the hostile takeover of Federated in 1988 that resulted in its bankruptcy in 1990. According to information provided to Federated by its advisors, approximately 62% of the companies included in the S&P 500 have classified boards of directors.

      The current proposal to declassify the Board is identical in substance to a proposal submitted by the same proponent for consideration at Federated’s 1998 annual meeting of stockholders. The Board took a neutral position with respect to the stockholder vote on the earlier proposal. Following that vote, the Board formally considered, with the assistance of professional advisors, whether declassification of the Board would be in the best interests of Federated and its stockholders. Following careful consideration of the issue, the Board determined that the continued classification of the Board is in the best interests of Federated and its stockholders and that no action should be taken to declassify the Board.

      The Board believes that the classification of director terms provides significant benefits to Federated’s stockholders. A classified Board provides for continuity and stability and enhances the Board’s ability to implement its long-term strategy and to focus on long-term performance. Because a classified Board makes it more difficult for a substantial shareholder to change abruptly the entire Board without the approval, or at least the cooperation, of the incumbent Board, it enhances the ability of the Board to consider whether initiatives proposed by such substantial shareholder are in the best interests of Federated and all of its shareholders. A classified Board permits a more orderly process for directors to consider, in the exercise of their fiduciary responsibilities, any and all alternatives to maximize shareholder value.

      The Board also believes that it has in place procedures, including a policy requiring retirement at age 70 and a policy requiring that any director whose principal occupation changes submit his or her resignation, to provide assurance that its composition is appropriate. The Board is presently comprised of twelve members, all but three of whom are independent directors (as defined in Federated’s By-Laws) and are believed by the Board to be free of interests or relationships that could reasonably be expected to compromise the independent discharge of their duties. Finally, the Board operates in substantial measure through seven directorate committees, four of which (the Audit Review, BOCG and Compensation Committee and the Section 162(m) Subcommittee) are composed solely of independent directors.

      For the reasons set forth above, the Board recommends a vote AGAINST this proposal. Proxies solicited by the Board will be so voted unless stockholders specify in their proxies a contrary choice.

EXECUTIVE COMPENSATION

Three-Year Compensation Summary

      The following table summarizes the compensation of the five most highly compensated executive officers of Federated as of January 29, 2000 (the “Named Executives”) for Federated’s last three fiscal years for services rendered in all capacities to Federated and its subsidiaries.

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long-Term Compensation

						Awards		Payouts

				Other		Restricted	Securities		All Other
				Annual		Stock	Underlying	LTIP	Compen-
Name and				Compen-		Award(s)	Options/	Payouts	sation
Principal Position	Year	Salary($)	Bonus($)	sation($)		($)(1)	SARs(#)	($)(2)	($)(3)

J. Zimmerman	1999	1,250,000	1,975,000	176,212	(4)	4,162,500	450,000	913,500	5,917
Chairman & Chief	1998	1,250,000	922,000	192,267		0	0	849,800	5,506
Executive Officer	1997	1,177,083	700,000	107,776		0	450,000	721,900	5,755
from May 16, 1997

T. Lundgren	1999	1,000,000	1,120,000	103,820	(5)	0	0	582,600	5,917
President & Chief	1998	1,000,000	567,200	58,465		0	150,000	560,500	4,877
Merchandising Officer	1997	970,833	472,000	82,464		0	250,000	500,100	5,755
from May 16, 1997

R. Tysoe	1999	812,500	577,500	158,591	(6)	0	0	326,200	3,945
Vice Chairman, Finance	1998	750,000	265,900	135,767		0	360,000	302,900	3,871
& Real Estate	1997	741,667	221,300	120,320		0	50,000	281,200	3,837

T. Cody	1999	723,333	511,000	118,098	(7)	0	0	300,100	5,917
Executive Vice President,	1998	690,000	244,600	113,113		0	120,000	281,300	5,506
Law and Human Resources	1997	683,333	203,600	116,048		0	50,000	256,300	3,837

K. Hoguet	1999	441,667	315,000	65,355	(8)	0	0	142,200	5,917
Senior Vice President and	1998	400,000	141,800	—		0	42,000	133,200	5,506
Chief Financial Officer	1997	359,500	121,200	—		0	22,000	109,700	3,837

(1)	At January 29, 2000, the aggregate number of shares of restricted stock held by each of the Named Executives and the aggregate value thereof (based on the closing market price of the common stock on January 28, 2000) were as follows: Mr. Zimmerman: 100,000 shares, $4,162,500; Mr. Lundgren: 0 shares; Mr. Tysoe: 0; Mr. Cody: 0; and Mrs. Hoguet: 0. Mr. Zimmerman was awarded 100,000 shares of restricted stock on August 27, 1999. The restrictions will lapse as to 25,000 shares on each of May 1, 2000, May 1, 2001, May 1, 2002, and May 1, 2003.

(2)	The payments to the Named Executives for fiscal years 1997, 1998 and fiscal 1999 were made pursuant to Federated’s long-term incentive plans in respect of the period encompassing Federated’s fiscal years 1995 through 1999. See “Compensation Committee Report on Executive Compensation — Specific Compensation Practices — Long-Term Incentive.”

(3)	Consists of contributions under Federated’s Profit Sharing 401(k) Investment Plan. See “Retirement Programs.”

(4)	The amount shown includes $72,972, which represents the aggregate payments of taxes made in fiscal 1999 in respect of fiscal year 1998 and fiscal 1999 relating to executive discount on merchandise purchases and use of the company aircraft.

(5)	For fiscal 1999, the amount shown includes $44,328 for executive discount on merchandise purchases.

(6)	The amount shown includes $42,127, which represents the aggregate payments of taxes made in fiscal 1999 in respect of fiscal year 1998 and fiscal 1999 relating to executive discount on merchandise purchases and use of the company aircraft and $52,408 for use of the company aircraft.

(7)	For fiscal 1999, the amount shown includes $30,830 for use of the company aircraft.

(8)	The amount shown includes $19,106, which represents the aggregate payment of taxes made in fiscal 1999 in respect of fiscal year 1998 and fiscal 1999 relating to executive discount on merchandise purchases and use of the company aircraft and $20,358 for executive discount on merchandise purchases.

Fiscal 1999 Stock Option Grants

      The following table sets forth certain information regarding grants of stock options made during fiscal 1999 to the Named Executives pursuant to the 1995 Equity Plan. No grants of stock appreciation rights were made during fiscal 1999 to any of the Named Executives.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants

		% of		Market
		Total		Price on		Potential Realizable
	Securities	Options		Grant		Value of Assumed Annual
	Underlying	Granted to		Date		Rates of Stock Price
	Options	Employees	Price	($)/		Appreciation for Option Term
	Granted	in Fiscal	($)/	Share	Expiration
Name	(#)	Year	Share	(1)	Date	0%($)	5%($)	10%($)

J. Zimmerman	450,000 (2)	7.84%	46.75	46.75	8/27/09	0	13,230,371	33,528,357
T. Lundgren	0	0%	N/A	N/A	N/A	N/A	N/A	N/A
R. Tysoe	0	0%	N/A	N/A	N/A	N/A	N/A	N/A
T. Cody	0	0%	N/A	N/A	N/A	N/A	N/A	N/A
K. Hoguet	0	0%	N/A	N/A	N/A	N/A	N/A	N/A

(1)	The “market price” shown is the closing price for shares of common stock on the NYSE on the business day immediately preceding the grant date.

(2)	Twenty-five percent of the option award vests on each of May 1, 2000, May 1, 2001, May 1, 2002 and May 1, 2003.

      See “Compensation Committee Report on Executive Compensation — Specific Compensation Practices — Equity-Based Plan” for further information regarding grants of stock options made during fiscal 1999.

Fiscal Year-End Option Values

      The following table sets forth certain information regarding the total number and aggregate value of options exercised by each of the Named Executives during fiscal 1999 and the total number and aggregate value of options held by each of the Named Executives at January 29, 2000.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

			Number of Securities
			Underlying	Value of Unexercised
			Unexercised Options	In-the-Money Options
			at Fiscal Year-End	at Fiscal Year-End ($)
	Shares Acquired		(#) Exercisable/	Exercisable/
Name	on Exercise (#)	Value Realized ($)	Unexercisable	Unexercisable (1)

J. Zimmerman	125,000	4,451,500	557,003/699,997	9,123,522/1,812,478
T. Lundgren	110,834	3,115,750	187,500/225,000	1,087,500/831,250
R. Tysoe	0	0	195,500/397,500	3,155,000/287,500
T. Cody	0	0	222,000/125,000	3,027,250/266,250
K. Hoguet	0	0	94,250/44,750	1,397,250/44,500

(1)	In-the-money options are options having a per share exercise price below the closing price of shares of common stock on the NYSE on January 28, 2000 (the last trading day in fiscal 1999). The dollar amounts shown represent the amount by which the product of such closing price and the number of shares purchasable upon the exercise of such in-the-money options exceeds the aggregate exercise price payable upon such exercise.

Fiscal 1999 Long-Term Incentive Plan Award Opportunities

      The following table sets forth certain information with respect to award opportunities of the Named Executives under Federated’s long-term incentive plan for the fiscal 1999-2001 measurement period. Any payout under this program will be 50% (or such greater percentage, in ten percent increments, any particular individual participant may have elected) in credits representing the right to receive shares of common stock (with a 20% premium being added to the amount so paid in such credits), with the balance being payable in cash with the cash payment scheduled to occur in 2002. The deferred stock credit account will be settled in shares of common stock three years following the issuance of such stock credits.

LONG-TERM INCENTIVE PLAN — AWARDS IN LAST FISCAL YEAR

	Performance or	Estimated Future Payouts
	Other	Under Non-Stock Price-Based Plans (1)
	Period Until
Name	Maturation or Payout	Threshold ($)	Target ($)	Maximum ($)

J. Zimmerman	2001	330,000	687,500	1,540,000
T. Lundgren	2001	176,000	440,000	880,000
R. Tysoe	2001	108,900	272,300	544,500
T. Cody	2001	96,400	240,900	481,800
K. Hoguet	2001	59,400	148,500	297,000

(1)	See “Compensation Committee Report on Executive Compensation — Specific Compensation Practices — Long-Term Incentive” for further information regarding Federated’s long-term incentive plan.

Change-in-Control Agreements

      Federated has entered into a change-in-control agreement (“Change-in-Control Agreement”) with each of its executive officers. Under the Change-in-Control Agreements, if, prior to November 1, 2002, a change in control (as defined in the Change-in-Control Agreements) occurs and within three years thereafter Federated or, in certain circumstances, the executive terminates the executive’s employment and, in the case of a termination by Federated, cause (as defined in the Change-in-Control Agreements) therefor does not exist, the executive would be entitled to a cash severance benefit equal to three times the sum of his or her current base salary (or, if higher, the executive’s highest salary received for any year in the three full calendar years preceding the Change in Control) and target annual bonus (or, if higher, the executive’s highest bonus received for any year in the three full calendar years preceding the Change in Control), payment of any awards under Federated’s long-term incentive plan at target (if applicable, and prorated to the executive’s participation during each performance period), the continuation of welfare benefits for three years (subject, but only as to welfare benefits, to a requirement in any applicable welfare benefits plan that the executive maintain “actively at work status” and to early termination on the date the executive secures other full-time employment) and three years of retirement plan credits (but not pursuant to Federated’s qualified or non-qualified plans). The cash severance benefit payable under the Change-in-Control Agreements would be reduced by all amounts actually paid to the executive pursuant to any other employment or severance agreement or plan to which the executive and Federated are parties or in which the executive is a participant. In addition, the severance benefits under the Change-in-Control Agreements are subject to reduction in certain circumstances if the excise tax imposed under 280G of the Internal Revenue Code would reduce the net after-tax amount received by the executive.

Retirement Program

      Federated’s retirement program (the “Retirement Program”) consists of a defined benefit plan and a defined contribution plan. As of January 1, 2000, approximately 82,000 employees, including the executive officers of Federated, participated in the Retirement Program.

      To allow the Retirement Program to provide benefits based on a participant’s total compensation, Federated adopted a Supplementary Executive Retirement Plan (the “SERP”). The SERP, which is a nonqualified unfunded plan, provides to eligible executives retirement benefits based on compensation in excess of Internal Revenue Code maximums, as well as on amounts deferred under Federated’s Executive Deferred Compensation Plan (“EDCP”), in each case employing a formula that is based on the participant’s years of vesting service and final average compensation, taking into consideration the participant’s balance in the Cash Account Pension Plan and Retirement Profit Sharing Credits (as defined below). As of January 1, 2000, approximately 1,000 employees were eligible to receive benefits under the terms of the SERP. Federated has reserved the right to suspend or terminate supplemental payments as to any category of employee or former employee, or to modify or terminate any other element of the Retirement Program, in accordance with applicable law.

      Under the Retirement Program’s Cash Account Pension Plan, a participant retiring at normal retirement age is eligible to receive the amount credited to his or her pension account or the monthly benefit payments determined actuarially based on the amount credited to his or her pension account. Amounts credited to a participant’s account consist of an opening cash balance equal to the single sum present value, using stated actuarial assumptions, of the participant’s accrued normal retirement benefit earned at December 31, 1996, under the applicable predecessor pension plan, Pay Credits (generally, a percentage of eligible compensation credited annually based on length of service) and Interest Credits (credited quarterly, based on the 30 Year Treasury Bond rate for the November prior to each calendar year). In addition, if a participant retires before January 1, 2002 at or after age 55 with at least 10 years of vesting service, the pension benefit payable in an annuity form, other than a single life annuity, will not be less than that which would have been payable from the predecessor pension plan under which such participant was covered on December 31, 1996.

      Prior to the adoption of the Retirement Program, Federated’s primary means of providing retirement benefits to employees was through defined contribution profit sharing plans. An employee’s accumulated retirement profit sharing interests in the profit sharing plans (the “Retirement Profit Sharing Credits”) which accrued prior to the adoption of the pension plans, continue to be maintained and invested until retirement, at which time they are distributed.

      With defined benefit plans in place, Federated continued, and presently expects to continue, to make contributions to the Profit Sharing 401(k) Investment Plan. It is impractical to estimate the accrued benefits upon retirement under Federated’s Profit Sharing 401(k) Investment Plan because the amount, if any, that will be contributed by Federated and credited to a participant in any year is determined by such variable factors, among others, as the amount of net income of Federated, participants’ annual contributions to the plan, the amount of matching contributions of Federated, and the earnings on participants’ accounts.

      The following table shows the estimated hypothetical total annual benefits payable under the SERP benefit formula pursuant to the Cash Account Pension Plan, Retirement Profit Sharing Credits and the SERP to persons retiring at their normal retirement age in 2000 in specified eligible compensation and years of service classifications, assuming that a retiring participant under the Retirement Program elects a single life annuity distribution of his or her balance in the Cash Account Pension Plan and Retirement Profit Sharing Credits. Such benefits are not subject to any deduction for Social Security or other offset amounts; however, if the total annual benefits payable to a person pursuant to the Cash Account Pension Plan and the Retirement Profit Sharing Credits under the foregoing assumptions would exceed the amount set forth below, no benefit would be payable to such person under the SERP. Eligible compensation for this purpose includes amounts reflected in the Annual Compensation portion of the Summary Compensation Table under the headings “Salary” and “Bonus,” but excludes amounts reflected in such portion of such table under the heading “Other Annual Compensation.” With respect to the Annual Compensation portion of the Summary Compensation Table, the eligible compensation of each of the Named Executives did not vary by more than 10% from the total amount of such executive’s annual compensation.

PENSION PLAN TABLE

	Years of Service
Final Average
Compensation	15	20	25	30	35

$250,000	$49,802	$66,402	$83,003	$99,603	$99,603

300,000	61,052	81,402	101,753	122,103	122,103

350,000	72,302	96,402	120,503	144,603	144,603

400,000	83,552	111,402	139,253	167,103	167,103

450,000	94,802	126,402	158,003	189,603	189,603

500,000	106,052	141,402	176,753	221,103	212,103

750,000	162,302	216,402	270,503	324,603	324,603

1,000,000	218,552	291,402	364,253	437,103	437,103

1,250,000	274,802	366,402	458,003	549,603	549,603

1,500,000	331,052	441,402	551,753	662,103	662,103

      Messrs. Zimmerman, Lundgren, Tysoe and Cody and Mrs. Hoguet have completed 33, 18, 12, 17 and 17 years of vesting service, respectively. Pursuant to the terms of Mr. Tysoe’s former employment agreement with Federated, Mr. Tysoe, whose actual employment commenced on March 1, 1987, is deemed to have commenced employment on February 19, 1981 for the purpose of calculating years of vesting service for benefit accrual (with the resulting additional benefits being payable by Federated separately and not pursuant to any of Federated’s qualified or non-qualified retirement plans).

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Overview of Federated’s Executive Compensation Policies and Practices

      Federated’s executive compensation program, which was developed with the assistance of independent compensation and other advisors, is principally intended to: (a) provide appropriate incentives designed to aid in assuring the accomplishment of Federated’s performance and financial objectives; (b) help ensure that Federated is able to attract and retain top-quality management personnel; and (c) ensure that an appropriate portion of executive compensation is variable and dependent upon the accomplishment of specific short and long-term performance and financial objectives, as well as increases in stockholder value.

      The key guiding principle of the program is that total compensation opportunities, which include annual cash compensation and the value of long-term stock and cash incentives, should be positioned at competitive levels, should lead the industry when annual and long-term performance exceeds expectations and should lag behind the industry when performance falls short. The 1999 program consists of the following components: (a) Base Salary — targeted at competitive levels for comparable-sized firms within the retail industry; (b) Performance-Based Annual Cash Incentive — based on attainment of specific financial objectives for the total corporation, operating unit or individual; (c) Performance-Based Long-Term Incentive — based on company-wide performance against three-year financial performance objectives, as well as performance against peers; and (d) Equity — in the form of stock options, which tie any executive gain directly to value creation and stock price appreciation, and limited use of restricted stock, the ultimate value of which is also directly tied to creation of stockholder value. The companies to which comparisons are made for purposes of determining competitive positioning are a variety of retailers in the general retail industry, including most of the department stores included in the graph set forth under the caption “Comparison of Total Stockholder Return.” For purposes of measuring Federated’s performance against peers, the peer group includes Target Corporation (formerly Dayton Hudson Corporation), Dillard Department Stores, Inc., J.C. Penney Company, Inc., The May Department Stores Company, Inc. and Nordstrom, Inc. Information relating to each of the foregoing components is set forth below.

      The Compensation Committee (the “Committee”) has engaged William M. Mercer, Inc. (“Mercer”) as its independent executive compensation consultants. With the assistance of Mercer and Federated management, the Committee periodically reviews the compensation programs of Federated to determine whether the total compensation provided by these programs is consistent with Federated’s performance-driven policies. During fiscal 1999, the Committee, with the assistance of Mercer, reviewed the total compensation provided to Federated’s executives. Based upon this review, the Committee made recommended changes to the bonus opportunities under the current annual cash bonus program described below under “Annual Cash Incentive,” to the bonus opportunities and form of payment for the long-term incentive plan, described below under “Long-Term Incentive” and to some of the ranges of equity opportunity described below under “Equity Based Plan.” It is also the Committee’s general policy to consider whether particular payments and awards are deductible for federal income tax purposes, along with such other factors as may be relevant in the circumstances, in reviewing executive compensation programs. Consistent with this policy, and in response to the final Treasury regulations regarding the deductibility of executive compensation under Section 162(m), the Committee has taken what it believes to be appropriate steps to maximize the future deductibility of cash payments under Federated’s annual cash incentive plan and the long-term incentive plan, and of stock options awarded under the 1995 Equity Plan.

      Federated’s overall executive compensation program and each of its components are administered by the Committee and the Section 162(m) Subcommittee, based on authority delegated by the Board. All of the members of the Committee are non-employee directors and all of the members of the Section 162(m) Subcommittee are “outside directors” within the meaning of Section 162(m). See “Further Information Concerning The Board of Directors—Committees of the Board-Compensation Committee” for further information regarding the Section 162(m) Subcommittee. In the opinion of the Board each of the Compensation Committee and the Section 162(m) Subcommittee is composed of directors who are independent of any relationships with any officer or other person that would prevent such committee or subcommittee from making independent judgments with respect to matters pertaining to executive compensation generally within its authority or as applied to any specific officer. No executive officer of Federated serves on any other boards of directors with any member of the Board.

Specific Compensation Practices

      Employment Agreement with Chief Executive Officer. Federated and Mr. Zimmerman have entered into an employment agreement, dated as of August 27, 1999, which provides for Mr. Zimmerman to serve as Chairman of the Board and Chief Executive Officer of Federated for a term expiring on April 30, 2003. Mr. Zimmerman’s employment agreement provides for a base salary of $1.25 million per year, and specifically includes Mr. Zimmerman as a participant in Federated’s annual and long-term incentive plans described hereinafter. In addition, in connection with his agreement to serve as Chairman of the Board and Chief Executive Officer of Federated, Mr. Zimmerman was granted, on August 27, 1999, an option to purchase 450,000 shares of common stock at an exercise price of $46.75 per share. Twenty-five percent of the option award vests on each of May 1, 2000, May 1, 2001, May 1, 2002 and May 1, 2003. Mr. Zimmerman was also granted on August 27, 1999, 100,000 shares of restricted stock, with the restrictions on twenty-five percent of such award scheduled to lapse on each of May 1, 2000, May 1, 2001, May 1, 2002 and May 1, 2003. Pursuant to Section 162(m), annual compensation accrued to Mr. Zimmerman that is in excess of $1.0 million (excluding Mr. Zimmerman’s annual and long-term bonus, as well as any gains from the stock option awarded) will not be deductible by Federated for federal income tax purposes.

      Termination of Mr. Zimmerman’s employment by Federated other than for “cause” or by Mr. Zimmerman for “good reason” would entitle Mr. Zimmerman to receive a lump-sum payment of all salary and targeted annual bonuses for each year until the expiration of the stated term thereof. The term “cause” is defined generally to include (a) willful and material breaches of duties, (b) habitual neglect of duties, or (c) the final conviction of a felony, but generally does not include bad judgment or negligence, any act or omission believed by Mr. Zimmerman in good faith to have been in or not opposed to the interests of Federated or any act or omission in respect of which a determination could properly have been made by the Board that Mr. Zimmerman met the applicable standard of conduct prescribed for indemnification or reimbursement under the By-Laws or the laws of the state of Delaware. The term “good reason” is defined generally to include (a) the assignment to Mr. Zimmerman of any duties materially inconsistent with his position, authority, duties or responsibilities as contemplated in the agreement, or any other action by Federated which results in a material diminution in such position, authority, duties or responsibilities, (b) any material failure by Federated to comply with any of the provisions of the agreement, (c) failure of Mr. Zimmerman to be reelected Chairman of the Board and Chief Executive Officer of Federated or to be reelected to membership on the Board, or (d) any purported termination by Federated of Mr. Zimmerman’s employment otherwise than as expressly permitted by the agreement.

      Employment Agreements With Other Executive Officers. Each of Federated’s other executive officers, along with a number of other key employees, is a party to an employment agreement with Federated. Most of these agreements have a three-year term, although several are for two years or four years, and all incorporate non-compete and mitigation clauses. The agreements with Messrs. Tysoe and Cody and Mrs. Hoguet presently specify the following respective annual base salary rates: $825,000, $730,000 and $500,000.

      Federated and Mr. Lundgren have entered into an employment agreement, dated as of May 16, 1997, which provides for Mr. Lundgren to serve as President and Chief Merchandising Officer of Federated for a term expiring on May 16, 2000. Mr. Lundgren’s employment agreement provides for a base salary of $1.0 million per year. Mr. Lundgren’s employment agreement contains provisions for compensation in the event of termination of Mr. Lundgren’s employment by Federated other than for “cause” or by Mr. Lundgren for “good reason” substantially identical to the comparable provisions of Mr. Zimmerman’s employment agreement described above. It is anticipated that Federated and Mr. Lundgren will enter into a new employment agreement prior to the expiration of the current employment agreement.

      The Committee reviews the compensation levels and other terms of employment of each of Federated’s executive officers against the performance of such officers and other factors determined to be appropriate by the Committee on a continuing basis. While the Committee expects Federated will continue its historical practice of entering into employment agreements with its executive officers and other key employees, it reserves the right to modify or terminate that practice generally or in a specific instance upon the expiration of any such agreements.

      Annual Cash Incentive. Since fiscal year 1992, Federated’s executives have participated in an annual cash bonus plan that was tied directly to Federated’s performance. In fiscal 1999, the annual bonus opportunity for Messrs. Zimmerman, Lundgren, Tysoe and Cody and Mrs. Hoguet was based approximately 70% upon Federated’s performance against specific “EBIT” (Earnings Before Interest and Taxes) targets, approximately 15% against specific sales targets and approximately 15% against specific “ROGI” (Return on Gross Investment) targets. The Committee (or in certain cases the Section 162(m) Subcommittee) established threshold, target and maximum levels for EBIT, target and maximum levels for sales and ROGI, and a minimum EBIT-to-sales ratio consistent with Federated’s annual business plan. Failure to attain the minimum EBIT-to-

sales objective results in a reduction of the bonus otherwise earned based upon EBIT performance. Furthermore, failure to achieve the threshold EBIT target results in a loss of the bonus otherwise earned for meeting sales or ROGI performance targets. Federated’s actual EBIT, sales, ROGI and EBIT-to-sales ratio for fiscal 1999 exceeded the maximum EBIT, sales and ROGI levels and the minimum EBIT-to-sales ratio for 1999, respectively. Accordingly, Messrs. Zimmerman, Lundgren, Tysoe and Cody and Mrs. Hoguet earned bonuses which reflected the maximum annual bonus opportunity which the Committee assigned to their positions at the beginning of the year. The Committee (or in certain cases, the Section 162(m) Subcommittee) has reviewed and approved the 2000 annual cash incentive EBIT, sales, ROGI and EBIT-to-sales performance targets for the executive group and the corresponding annual bonus opportunities.

      Long-Term Incentive. The long-term incentive plan for Federated’s executive officers is based on Federated’s three-year performance against specified financial objectives established in connection with Federated’s long-term business plan. Federated’s performance against a cumulative EBIT target and an EBIT rate target provides the basis for 60% of the incentive opportunity under the 1997-1999 program. The remaining 40% of the incentive opportunity is based upon an objective ranking of Federated’s performance compared to a designated group of peer companies with respect to both cumulative comparable store sales and cumulative earnings per share growth under the 1997-1999 program. For the 1998-2000, 1999-2001 and 2000-2002 programs, however, approximately 70% of the incentive opportunity will be based on Federated’s performance against a cumulative corporate EBIT target and an EBIT rate target, with approximately 30% being based on Federated’s performance against a specified three-year average corporate ROGI target.

      Consistent with Federated’s long-term business plan approved by the full Board, the Committee (or, in certain cases, the Section 162(m) Subcommittee) annually establishes new three-year threshold, target and maximum EBIT objectives and a minimum EBIT rate objective, which generally remain unchanged for each three-year measurement period. Failure to attain the minimum earnings rate objective results in reduction of the bonus otherwise earned based upon earnings performance. For the 1997-1999 performance period, EBIT performance exceeded target objectives, resulting in a payout between the target and the maximum opportunity for the portion of the incentive based upon EBIT performance. With respect to Company performance against peers, Federated exceeded the overall performance objectives, resulting in a payout equal to the maximum opportunity for the portion of the award based upon performance against peers. The Committee (or, in certain cases, the Section 162(m) Subcommittee) has reviewed and approved the 2000-2002 long-term incentive cumulative EBIT and EBIT rate performance targets for the executive group, the three-year average corporate ROGI performance target, and the corresponding long-term bonus incentive opportunity for each participant. Unlike payouts for performance periods prior to the 1998-2000 performance period, which have been and will be paid entirely in cash, any payout for the 1998-2000 and 1999-2001 performance periods will be paid 50% (or such greater percentage, in ten percent increments, any particular individual participant may have elected) in credits representing the right to receive shares of common stock (with a 20% premium being added to the amount so paid in such credits) with the balance being payable in cash. Beginning with the 2000-2002 performance period any payout will be paid 100% in credits representing the right to receive shares of common stock (with 20% premium being added to the amount so paid in such credits), except that any payout that Mr. Zimmerman receives for the 2000-2002 performance period will be paid 50% in credits representing the right to receive shares of common stock (with a 20% premium being added to the amount so paid in such credits), with the balance being payable in cash. Stock credits issued for any of the above-mentioned performance periods will be settled in shares of common stock three years following the issuance of such stock credits

      Equity-Based Plan. A stock option award was granted in fiscal 1999 by the Committee to Mr. Zimmerman pursuant to the 1995 Equity Plan.

      Stock option awards granted in fiscal 1999 were based on the organizational level of the executive, and provided recognition of the contributions made by the executive in the current year, as well as the future contributions to Federated each is anticipated to make. In granting these performance-based awards, key employees were provided with an immediate financial interest in increasing stockholder value.

      As part of the 1999 review of executive total compensation conducted by the Committee with the assistance of outside compensation experts from Mercer, the Committee confirmed guidelines for stock option awards to all executives, except for the current two most senior executives of Federated. The guidelines featured the use of a range of annual stock option award opportunities for each eligible position within Federated, with the range of opportunity reflecting competitive levels of awards as compared to other retailers and with individual awards reflecting individual performance within Federated. Options have previously been granted either on an annual basis or every three years to Federated’s executive officers and senior division executives, and the options granted every three years were granted within a range of opportunity equal to three times the annual range. Based on advice received from Mercer as part of its review of Federated’s executive compensation program, and in order to enable Federated to retain top quality management personnel by maintaining the program’s competitiveness and enhancing its flexibility, options will generally be granted annually during fiscal year 2000 and thereafter. The awards are typically granted with an exercise price equal to 100% of fair market value at the time of grant, with a 10-year term and vesting over four years. Options granted after February 15, 1995, are granted under the 1995 Equity Plan.

Conclusion

      The Committee intends to seek to continue to operate under, and to adjust where necessary, these performance-driven compensation policies and practices to assure that they are consistent with the goals and objectives of Federated, and with the primary mission of the full Board of increasing long-term stockholder value.

Respectfully submitted,

Joseph Neubauer, Chairperson
Meyer Feldberg
George V. Grune
Joseph A. Pichler
Craig E. Weatherup

COMPARISON OF TOTAL STOCKHOLDER RETURN

      The following graph compares the cumulative total stockholder return on the common stock with the Standard & Poor’s 500 Composite Index and the Standard & Poor’s Retail Department Store Index for the period from January 28, 1995 through January 29, 2000, assuming an initial investment of $100 and the reinvestment of all dividends, if any.

FEDERATED DEPARTMENT STORES VS. S&P 500 AND

VS. S&P RETAIL DEPARTMENT STORE INDEX
WEEKLY TOTAL RETURN HISTORY

Chart

	Federated		S&P Retail
	Department		Department
	Stores	S&P 500	Stores Index

1/27/95	100.0000	100.0000	100.0000
3/24/95	120.8054	107.0163	103.4810
5/19/95	116.1074	111.4391	106.7810
7/14/95	148.9933	120.5862	117.3984
9/8/95	151.6779	123.8219	116.6513
11/3/95	146.9800	128.1300	110.2084
12/29/95	146.3088	134.1791	115.9449
2/23/96	162.4161	144.0369	126.9093
4/19/96	171.1410	141.4273	132.7547
6/14/96	185.9061	146.6087	140.6169
8/9/96	175.1678	146.2065	135.7870
10/4/96	180.5370	155.4633	138.3520
11/29/96	183.2215	168.3259	140.5093
1/24/97	166.4430	171.7431	127.9708
3/21/97	199.3289	175.3874	137.6718
5/16/97	202.0135	186.1862	139.8979
7/11/97	196.3088	206.2348	152.7757
9/5/97	231.8793	209.5365	169.0642
10/31/97	236.5773	206.7549	165.2270
12/26/97	216.1074	212.2430	156.2570
2/20/98	252.0134	235.0071	182.6721
4/17/98	268.7919	255.6521	194.3935
6/12/98	287.2484	250.9156	201.8751
8/7/98	263.0873	249.1907	179.6796
10/2/98	185.9061	229.9625	140.5645
11/27/98	232.5503	274.1062	171.1439
1/22/99	218.4564	282.1424	159.2628
3/19/99	210.7383	299.9226	165.0743
5/14/99	295.6377	309.4055	183.5923
7/9/99	297.6512	325.1763	191.1185
9/3/99	247.3155	315.1387	163.3269
10/29/99	229.1947	316.9663	145.9389
12/24/99	264.0521	339.8600	138.4853

               Total Return as of January 28, 2000

Federated:	135.6%

S&P 500:	236.1%

S&P Retail Dept. Store Index:	41.2%

STOCKHOLDER PROPOSALS

      Proposals for 2001 Annual Meeting. Stockholders of Federated may submit proposals on matters appropriate for stockholder action at meetings of Federated’s stockholders in accordance with Rule 14a-8 promulgated under the Exchange Act (“Rule 14a-8”). For such proposals to be included in Federated’s proxy materials relating to its 2001 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by Federated no later than December 20, 2000.

      Except in the case of proposals made in accordance with Rule 14a-8, the By-Laws require that stockholders intending to bring any business before an annual meeting of stockholders deliver written notice thereof to the Secretary of Federated not less than 60 days prior to the meeting. However, in the event that the date of the meeting is not publicly announced by Federated by inclusion in a report filed with the SEC or furnished to stockholders, or by mail, press release or otherwise more than 75 days prior to the meeting, notice by the stockholder to be timely must be delivered to the Secretary of Federated not later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was so communicated. The By-Laws further require, among other things, that the notice by the stockholder set forth a description of the business to be brought before the meeting and certain information concerning the stockholder proposing such business, including such stockholder’s name and address, the class and number of shares of Federated’s capital stock that are owned beneficially by such stockholder and any material interest of such stockholder in the business proposed to be brought before the meeting. The chairman of the meeting may refuse to permit to be brought before the meeting any stockholder proposal (other than a proposal made in accordance with Rule 14a-8) not made in compliance with these requirements. Similar procedures prescribed by the By-Laws are applicable to stockholders desiring to nominate candidates for election as directors. See “Further Information Concerning the Board of Directors – Director Nomination Procedures.”

STATEMENT ON DIVERSITY

      The Board believes that Federated’s policy on diversity is a matter of interest to its stockholders. Diversity is an integral element of Federated’s strategy to create and maintain a “workplace of difference” in which (i) its workforce (including management), Board of Directors and supplier base present a diverse profile reflecting national demographics, (ii) a general awareness of Federated’s firm commitment to diversity and an acceptance of the inherent advantages of a diverse workforce exist, and (iii) racial, gender, age and ethnic differences co-exist productively and harmoniously, presenting a model to the industry.

      Since Federated already has achieved a workforce profile that mirrors the national workforce, Federated’s present goal is to deliberately and incrementally create the desired profile in its boardroom and executive suites as well. Accordingly, Federated has adopted a two-pronged strategy involving focused and proactive efforts in the areas of (i) employment/retention and (ii) communication and ongoing education. Federated aggressively pursues recruitment strategies that are designed to produce the best mix of people for Federated and attract candidates with a wide array of talents, experiences and perspectives. Toward this end, Federated has taken numerous steps to continue to enhance meaningful relationships with national minority organizations and educational institutions. Developing and promoting talented associates with diverse backgrounds already employed by Federated (so-called “incruitment”) and communicating effectively with each such associate has been identified as an effective strategy for the successful creation and promotion of long-term commitments to Federated among its minority and women associates. In order to identify the effect of policies and procedures on the representation of women and minorities in exempt positions, Federated tracks the continuous movement of people from one level to the next, and the relative composition of the group being promoted. In order to enhance sensitivity to and acceptance of diversity as a positive element of Federated’s workplace environment and thereby maximize the results of its diversity efforts, Federated has developed and implemented a communications strategy, both within and outside Federated, that articulates and communicates effectively Federated’s mission on the establishment and retention of a diverse workforce. Additionally, Federated’s business rationale for diversity and its expectations of each associate in that regard are communicated using a variety of mediums, including print, video, classroom and computer.

      Federated also seeks diversity among its vendors through its Minority Vendor Development Program, the primary objective of which is to identify certified minority owned businesses and provide them with opportunities to conduct business with Federated in an environment that is mutually beneficial. This formal program is administered by a manager in Federated’s corporate offices in Cincinnati, with support from a wide network of senior divisional executives who serve as the liaison to the program manager for minority vendor referrals. As a result of the implementation of its Minority Vendor Development Program, Federated has (i) successfully recruited qualified minority owned businesses, with a special focus on minority vendors of retail merchandise, (ii) caused major vendors to Federated to become educated with respect to Federated’s perspective on diversity and to promote diversity among their suppliers, and (iii) developed and implemented a database to increase minority sourcing opportunities, and track and monitor the volume of purchasing from suppliers involved in the Minority Vendor Development Program.

      Stockholders may call Investor Relations at 1-800-261-5385 and request further information on Federated’s diversity programs as well as a report containing selected information from the annual EEO-1 Report filed by Federated with regulatory authorities.

OTHER MATTERS

      The Board knows of no business which will be presented for consideration at the annual meeting other than that described in this proxy statement. However, if any business shall properly come before the annual meeting, the persons named in the enclosed form of proxy or their substitutes will vote said proxy in respect of any such business in accordance with their best judgment pursuant to the discretionary authority conferred thereby.

      The cost of preparing, assembling and mailing the proxy material will be borne by Federated. The Annual Report of Federated for fiscal 1999, which is being mailed to the stockholders together herewith, is not to be regarded as proxy soliciting material. Federated may solicit proxies otherwise than by the use of the mails, in that certain officers and regular employees of Federated, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. Federated will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in so doing. In addition, Federated has engaged the firm of Georgeson Shareholder Communications, Inc. (“Georgeson”), of New York City, to assist in the solicitation of proxies on behalf of the Board. Georgeson will solicit proxies with respect to common stock held by brokers, bank nominees, other institutional holders and certain individuals, and will perform related services. It is anticipated that the cost of the solicitation service to Federated will not substantially exceed $15,000.

By: /s/	Dennis J. Broderick ________________________________________ Dennis J. Broderick Secretary

April 19, 2000

PLEASE CAST YOUR VOTE BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED

PROXY CARD. IF YOU CHOOSE TO CAST YOUR VOTE BY COMPLETING THE
ENCLOSED PROXY CARD, PLEASE RETURN IT PROMPTLY IN THE
ENCLOSED ADDRESSED ENVELOPE, WHICH REQUIRES NO
POSTAGE IF MAILED IN THE UNITED STATES.

Appendix A

FEDERATED DEPARTMENT STORES, INC.

1995 Executive Equity Incentive Plan

(As Amended and Restated as of May 19, 2000)

      Federated Department Stores, Inc., a Delaware corporation (the “Company”), hereby amends and restates this 1995 Executive Equity Incentive Plan (this “Plan”) effective, subject to the provisions of Section 13, as of May 19, 2000 (the “Effective Date”).

      1.  Purpose. The purpose of this Plan is to attract and retain directors, officers, and other key executives and employees of the Company and its subsidiaries and to provide to such persons incentives and rewards relating to the Company’s business plans.

      2.  Definitions. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

(a) “Appreciation Right” means a right granted pursuant to Section 5.

(b) “Board” means the Board of Directors of the Company or, pursuant to any delegation by the Board to the Compensation Committee pursuant to Section 11, the Compensation Committee.

(c) “Change in Control” means the occurrence of any of the following events:

(i) The Company is merged, consolidated, or reorganized into or with another corporation or other legal entity, and as a result of such merger, consolidation, or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or entity immediately after such transaction are held in the aggregate by the holders of the then-outstanding securities entitled to vote generally in the election of directors of the Company (the “Voting Stock”) immediately prior to such transaction;

(ii) The Company sells or otherwise transfers all or substantially all of its assets to another corporation or other legal entity and, as a result of such sale or transfer, less than a majority of the combined voting power of the then-outstanding securities of such other corporation or entity immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer;

(iii) There is a report filed on Schedule 13D or Schedule TO (or any successor schedule, form, or report or item therein), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 30% or more of the combined voting power of the Voting Stock of the Company;

(iv) The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form, or report or item therein) that a change in control of the Company has occurred or will occur in the future pursuant to any then-existing contract or transaction; or

(v) If, during any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof; provided, however, that for purposes of this clause (v) each director who is first elected, or first nominated for election by the Company’s stockholders, by a vote of at least two-thirds of the directors of the Company (or a committee thereof) then still in office who were directors of the Company at the beginning of any such period will be deemed to have been a director of the Company at the beginning of such period.

Notwithstanding the foregoing provisions of Section 2(d)(iii) or 2(d)(iv), unless otherwise determined in a specific case by majority vote of the Board, a “Change in Control” will not be deemed to have occurred for purposes of Section 2(d)(iii) or 2(d)(iv) solely because (1) the Company, (2) a Subsidiary, or (3) any employee stock ownership plan or any other employee benefit plan of the Company or any Subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule TO, Form 8-K, or Schedule 14A (or any successor schedule, form, or report or item therein) under the Exchange Act disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 30% or otherwise, or because the Company reports that a change in control of the Company has occurred or will occur in the future by reason of such beneficial ownership.

(d) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(e) “Common Shares” means shares of Common Stock of the Company or any security into which such Common Shares may be changed by reason of any transaction or event of the type referred to in Section 8.

(f) “Compensation Committee” means a committee appointed by the Board in accordance with the By-Laws of the Company consisting of at least three Non-Employee Directors.

(g) “Date of Grant” means the date determined in accordance with the Board’s authorization on which a grant of Option Rights or Appreciation Rights, or a grant of Restricted Shares, becomes effective.

(h) “Immediate Family” has the meaning ascribed thereto in Rule 16a-1(e) under the Exchange Act.

(i) “Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.

(j) “Market Value per Share” means any of the following, as determined in accordance with the Board’s authorization:

(i) the closing sale price per share of the Common Shares as reported in the New York Stock Exchange Composite Transactions Report (or any other consolidated transactions reporting system which subsequently may replace such Composite Transactions Report) for the New York Stock Exchange (the “NYSE”) trading day immediately preceding the date determined in accordance with the Board’s authorization, or if there are no sales on such date, on the next preceding day on which there were sales,

(ii) the average (whether weighted or not) or mean price, determined by reference to the closing sales prices, average between the high and low sales prices, or any other standard for determining price adopted by the Board, per share of the Common Shares as reported in the NYSE Composite Transactions Report as of the date or for the period determined in accordance with the Board’s authorization, or

(iii) in the event that the Common Shares are not listed for trading on the NYSE as of a relevant Date of Grant, an amount determined in accordance with standards adopted by the Board.

(k) “Non-Employee Director” means a Director of the Company who is not a full-time employee of the Company or any Subsidiary.

(l) “Nonqualified Stock Option” means Option Rights other than Incentive Stock Options.

(m) “Optionee” means the optionee named in an agreement with the Company evidencing an outstanding Option Right.

(n) “Option Price” means the purchase price payable on exercise of an Option Right.

(o) “Option Right” means the right to purchase Common Shares upon exercise of an option granted pursuant to Section 4.

(p) “Participant” means a person who is approved by the Board to receive benefits under this Plan and who is at the time an officer, executive, or other employee of the Company or any one or more of its Subsidiaries, or who has agreed to commence serving in any of such capacities, and also includes each Non-Employee Director.

(q) “Restricted Shares” means Common Shares issued pursuant to Section 6 as to which neither the substantial risk of forfeiture nor the prohibition on transfers referred to in Section 6 has expired.

(r) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act (or any successor rule substantially to the same effect), as in effect from time to time.

(s) “Spread” means the excess of the Market Value per Share of the Common Shares on the date when an Appreciation Right is exercised, or on the date when Option Rights are surrendered in payment of the Option Price of other Option Rights, over the Option Price provided for in the related Option Right.

(t) “Subsidiary” has the meaning specified in Rule 405 promulgated under the Securities Act of 1933, as amended (or in any successor rule substantially to the same effect).

      3.  Shares Available Under the Plan. Subject to adjustment as provided in Section 8, the number of Common Shares that may be issued or transferred under this Plan upon the exercise of Option Rights or Appreciation Rights or as Restricted Shares and released from substantial risks of forfeiture thereof, may not exceed the sum of (i) 10 million and (ii) the number of Common Shares which remain available for issuance under this Plan immediately prior to the Effective Date. The aggregate number of Common Shares issued under this Plan upon the grant of Restricted Shares may not exceed the number of Common Shares which remain available for issuance under this Plan upon the grant of Restricted Shares immediately prior to the Effective Date. Shares issued under this Plan may be shares of original issuance or treasury shares or a combination of the foregoing. No Participant will be granted Option Rights or Appreciation Rights, in the aggregate, for more than 1.0 million Common Shares in any period of three fiscal years of the Company, subject to adjustment as provided in Section 8.

      4.  Option Rights. The Board may from time to time authorize the grant to Participants of options to purchase Common Shares upon such terms and conditions as it may determine in accordance with the following provisions:

(a) Each grant will specify the number of Common Shares to which it pertains and the term during which the rights granted thereunder will exist. The aggregate number of Common Shares to which the grants to any Non-Employee Director in any fiscal year of the Company pertain shall not exceed 3,500 (subject to adjustment as provided in Section 8).

(b) Each grant will specify an Option Price per share, which may not be less than the Market Value per Share as of the Date of Grant.

(c) Each grant will specify whether the Option Price is payable (i) in cash, (ii) by the actual or constructive transfer to the Company of nonforfeitable, unrestricted Common Shares already owned by the Optionees (or other consideration authorized pursuant to Section 4(d)) having an actual or constructive value as of the time of exercise as determined by the Board or in accordance with the applicable agreement referred to in Section 4(i), equal to the total Option Price, or (iii) by a combination of such methods of payment.

(d) The Board may determine, at or after the Date of Grant, that payment of the Option Price of any option (other than an Incentive Stock Option) may also be made in whole or in part in the form of Restricted Shares or other Common Shares that are forfeitable or subject to restrictions on transfer, or other Option Rights (based on the Spread on the date of exercise). Unless otherwise determined by the Board at or after the Date of Grant, whenever any Option Price is paid in whole or in part by means of any of the forms of consideration specified in this paragraph, the Common Shares received upon the exercise of the Option Rights will be subject to such risks of forfeiture or restrictions on transfer as may correspond to any that apply to the consideration surrendered, but only to the extent of (i) the number of shares surrendered in payment of the Option Price or (ii) the Spread of any unexercisable portion of Option Rights surrendered in payment of the Option Price.

(e) Any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on the exercise date of some or all of the shares to which such exercise relates.

(f) Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

(g) Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary which is necessary before the Option Rights or installments thereof will become exercisable and may provide for the earlier exercise of such Option Rights in the event of a Change in Control or other event.

(h) Option Rights granted under this Plan may be (i) Incentive Stock Options, (ii) Nonqualified Stock Options, or (iii) combinations of the foregoing.

(i) Each grant of Option Rights will be evidenced by an agreement executed on behalf of the Company by any officer, director, or, if authorized by the Board, employee of the Company and delivered to the Optionee and containing such terms and provisions as the Board may approve, except that in no event will any such agreement include any provision prohibited by the express terms of this Plan.

      5.  Appreciation Rights. The Board may also authorize the grant to any Optionee (other than a Non-Employee Director) of Appreciation Rights in respect of Option Rights granted hereunder. An Appreciation Right will be a right of the Optionee, exercisable by surrender of the related Option Right or in accordance with the applicable agreement referred to in Section 5(f), to receive from the Company an amount, as determined by the Board, which will be expressed as a percentage of the Spread at the time of exercise. Each such grant will be in accordance with the following provisions:

(a) Any grant may provide that the amount payable on exercise of an Appreciation Right may be paid by the Company in cash, in Common Shares, or in any combination thereof and may either grant to the Optionee or retain in the Board the right to elect among those alternatives.

(b) Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Board as of the Date of Grant.

(c) Any grant may specify waiting periods before exercise and permissible exercise dates or periods and will provide that no Appreciation Right may be exercised except at a time when the related Option Right is also exercisable and at a time when the Spread is positive.

(d) Any grant may specify that such Appreciation Right may be exercised only in the event of a Change in Control or other event.

(e) Any grant may provide that, in the event of a Change in Control, then any such Appreciation Right will automatically be deemed to have been exercised by the Optionee, the related Option Right will be deemed to have been surrendered by the Optionee and will be canceled, and the Company forthwith upon the consummation thereof will pay to the Optionee in cash an amount equal to the Spread at the time of such consummation.

(f) Each grant of Appreciation Rights will be evidenced by an agreement executed on behalf of the Company by any officer, director, or, if authorized by the Board, employee of the Company and delivered to and accepted by the Optionee, which agreement will describe such Appreciation Rights, identify the related Option Rights, state that such Appreciation Rights are subject to all the terms and conditions of this Plan, and contain such other terms and provisions as the Board may approve, except that in no event will any such agreement include any provision prohibited by the express terms of this Plan.

      6.  Restricted Shares. The Board may also authorize the issuance or transfer of Restricted Shares to Participants (other than Non-Employee Directors) in accordance with the following provisions:

(a) Each such issuance or transfer will constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend, and other ownership rights, but subject to the substantial risk of forfeiture provided below.

(b) Each such issuance or transfer may be made without additional consideration.

(c) Each such issuance or transfer will provide that the Restricted Shares covered thereby will be subject, except (if the Board so determines) in the event of a Change in Control, to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code, for a period to be determined by the Board at the Date of Grant; provided, however, that at least a portion of the Restricted Shares covered by such issuance or transfer will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period of (i) at least one (1) year following the Date of Grant in the case of a performance-based grant of Restricted Shares, and (ii) at least three (3) years following the Date of Grant in the case of any grant of Restricted Shares that is not performance based.

(d) Each such issuance or transfer will provide that during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares will be prohibited or restricted in the manner and to the extent prescribed in or pursuant to the agreement referred to in Section 6(e) (which restrictions may include, without limitation, rights of repurchase or first refusal or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee).

(e) Each issuance or transfer of Restricted Shares will be evidenced by an agreement executed on behalf of the Company by any officer, director, or, if authorized by the Board, employee of the Company and delivered to and accepted by the Participant and containing such terms and provisions as the Board may approve except that in no event will any such agreement include any provision prohibited by the express terms of the Plan. All certificates representing Restricted Shares will be held in custody by the Company until all restrictions thereon have lapsed, together with a stock power executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such Restricted Shares, which may be executed by any officer of the Company upon a determination by the Board that an event causing the forfeiture of the Restricted Shares has occurred.

      7.  Transferability.

(a) Except as provided in Section 7(b), no Option Right, Appreciation Right, or Restricted Share granted, issued, or transferred under this Plan will be transferable otherwise than (i) upon death, by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order, as that term is defined in the Code or the rules thereunder Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or the rules thereunder, or (iii) to a fully revocable trust of which the Optionee is treated as the owner for federal income tax purposes.

(b) Notwithstanding the provisions of Section 7(a), Option Rights, Appreciation Rights, and Restricted Shares (including Option Rights, Appreciation Rights, and Restricted Shares granted, issued, or transferred under this Plan prior to the Effective Date) will be transferable by a Participant who at the time of such transfer is eligible to earn “Long-Term Incentive Awards” under the Company’s 1992 Incentive Bonus Plan, as amended (or any successor plan thereto) or is a Non-Employee Director, without payment of consideration therefor by the transferee, to any one or more members of the Participant’s Immediate Family (or to one or more trusts established solely for the benefit of one or more members of the Participant’s Immediate Family or to one or more partnerships in which the only partners are members of the Participant’s Immediate Family); provided, however, that (i) no such transfer will be effective unless reasonable prior notice thereof is delivered to the Company and such transfer is thereafter effected in accordance with any terms and conditions that shall have been made applicable thereto by the Company or the Board and (ii) any such transferee will be subject to the same terms and conditions hereunder as the Participant.

(c) The Board may specify at the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6, will be subject to further restrictions on transfer.

      8.  Adjustments. The Board may make or provide for such adjustments in the numbers of Common Shares covered by outstanding Option Rights or Appreciation Rights granted hereunder, in the prices per share applicable to such Option Rights and Appreciation Rights, and in the kind of shares covered thereby, as the Board may determine is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization, or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation, or other distribution of assets or issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing; provided, however, that no such adjustment in the numbers of Common Shares covered by outstanding Option Rights or Appreciation Rights will be made unless such adjustment would change by more than 5% the number of Common Shares issuable upon exercise of Option Rights or Appreciation Rights; provided, further, however, that any adjustment which by reason of this Section 8 is not required to be made currently will be carried forward and taken into account in any subsequent adjustment. In the event of any such transaction or event, the Board may provide in substitution for any or all outstanding awards under this Plan such alternative consideration as it may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced. The Board may also make or provide for such adjustments in the numbers of shares specified in Section 3 as the Board may determine is appropriate to reflect any transaction or event described in this Section 8.

      9.  Fractional Shares. The Company will not be required to issue any fractional Common Shares pursuant to this Plan. The Board may provide for the elimination of fractions and for the settlement of fractions in cash.

      10.  Withholding Taxes. To the extent that the Company is required to withhold federal, state, local, or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements may include relinquishment of a portion of such benefit.

      11.  Administration of the Plan.

(a) This Plan will be administered by the Board, which may from time to time delegate all or any part of its authority under this Plan to the Compensation Committee or any subcommittee thereof.

(b) The Board will take such actions as are required to be taken by it hereunder, may take the actions permitted to be taken by it hereunder, and will have the authority from time to time to interpret this Plan and to adopt, amend, and rescind rules and regulations for implementing and administering this Plan. All such actions will be in the sole discretion of the Board, and when taken, will be final, conclusive, and binding. Without limiting the generality or effect of the foregoing, the interpretation and construction by the Board of any provision of this Plan or of any agreement, notification, or document evidencing the grant of Option Rights, Appreciation Rights, or Restricted Shares, and any determination by the Board in its sole discretion pursuant to any provision of this Plan or of any such agreement, notification, or document will be final and conclusive. Without limiting the generality or effect of any provision of the Certificate of Incorporation of the Company, no member of the Board will be liable for any such action or determination made in good faith.

(c) The provisions of Sections 4, 5, and 6 will be interpreted as authorizing the Board, in taking any action under or pursuant to this Plan, to take any action it determines in its sole discretion to be appropriate subject only to the express limitations therein contained and no authorization in any such Section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Board.

(d) The existence of this Plan or any right granted or other action taken pursuant hereto will not affect the authority of the Board or the Company to take any other action, including in respect of the grant or award of any option, security, or other right or benefit, whether or not authorized by this Plan, subject only to limitations imposed by applicable law as from time to time applicable thereto.

      12.  Amendments, Etc.

(a) This Plan may be amended from time to time by the Board, but without further approval by the holders of a majority of the Common Shares actually voting on the matter at a meeting of the Company’s stockholders or such other approval as may be required by Rule 16b-3, no such amendment will (i) increase the maximum numbers of Common Shares or Restricted Shares issuable pursuant to Section 3 or the maximum number of Common Shares that may be subject to Option Rights or Appreciation Rights granted to any Participant in any period of three fiscal years of the Company (except that adjustments and additions authorized by this Plan will not be limited by this provision) or (ii) cause Rule 16b-3 to become inapplicable to this Plan or Option Rights, Appreciation Rights, or Restricted Shares granted, issued, or transferred hereunder during any period in which the Company has any class of equity securities registered pursuant to Section 13 or 15 of the Exchange Act.

(b) The Board shall not, without further approval of the shareholders of the Company, authorize the amendment of any outstanding Option Right to reduce the Option Price. Furthermore, no Option Right shall be canceled and replaced with awards having a lower Option Price without further approval of the shareholders of the Company. This Section 12(b) is intended to prohibit the repricing of “underwater” Option Rights and shall not be construed to prohibit the adjustments provided for in Section 8 of this Plan.

(c) In case of termination of employment by reason of death, disability, or normal or early retirement, or in the case of hardship or other special circumstances, of a Participant who holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section 7(b), the Board may take such action as it deems equitable in the circumstances or in the best interests of the Company, including without limitation waiving or modifying any other limitation or requirement under any such award.

(d) This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

(e) To the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right, but will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

(f) This Plan will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof. If any provision of this Plan is held to be invalid or unenforceable, no other provision of this Plan will be affected thereby.

      13.  Effectiveness. The amendment and restatement of this Plan set forth herein will not become effective unless the holders of a majority of the Common Shares present in person or by proxy at a meeting of the stockholders of the Company and entitled to vote generally in the election of directors approve the amendments to be effected hereby.

Appendix B

FEDERATED DEPARTMENT STORES, INC.

1992 Incentive Bonus Plan

(As amended and restated as of May 19, 2000)

      Federated Department Stores, Inc., a Delaware corporation (the “Company”), hereby amends and restates this 1992 Incentive Bonus Plan (this “Bonus Plan”) effective, subject to the provisions of Section 14, as of May 19, 2000.

      1.  Purpose. The purpose of this Bonus Plan is to promote the attainment of the Company’s performance goals by providing incentive compensation for certain designated key executives and employees of the Company and its Subsidiaries.

      2.  Definitions. As used in this Bonus Plan, the following terms have the following meanings when used herein with initial capital letters:

(a) “Annual Incentive Award” means the incentive bonus earned by a Participant pursuant to Section 5.

(b) “Board” means the Board of Directors of the Company or, pursuant to any delegation by the Board to the Compensation Committee pursuant to Section 12, the Compensation Committee.

(c) “Chief Executive Officer” means the Chief Executive Officer of the Company.

(d) “Chief Operating Officer” means the Chief Operating Officer of the Company.

(e) “Chief Merchandising Officer” means the Chief Merchandising Officer of the Company.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(g) “Compensation Committee” means a committee appointed by the Board in accordance with the By-Laws of the Company consisting of at least three Non-Employee Directors.

(h) “Covered Employee” means a Participant who is, or is determined by the Board to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).

(i) “Long-Term Incentive Award” means the incentive bonus, if any, earned by a Participant pursuant to Section 6.

(j) “Non-Employee Director” means a Director of the Company who is not a full-time employee of the Company or any Subsidiary.

(k) “Operating Unit” means the Company as a whole and each other individual subsidiary, division, store, or other business unit of the Company in which individuals employed thereby or therein have been approved to participate in this Bonus Plan by the Board.

(l) “Participant” means a person who is designated by the Chief Executive Officer, the Chief Operating Officer, or the Chief Merchandising Officer, with the approval of the Board, to receive benefits under this Bonus Plan and who is at the time an officer, executive, or other employee of the Company or any one or more of its Subsidiaries, or who has agreed to commence serving in any of such capacities.

(m) “Performance Goal” means the target level of performance for each Performance Period for the Company as a whole and for each Operating Unit of the Company and, where applicable, for an individual Participant, in each case as established by the Board pursuant to Section 4. The Performance Goals applicable to any Annual Incentive Award or Long-Term Incentive Award made to a Covered Employee will be based solely upon one or more of the following measures of performance:

(1) total sales;

(2) comparable store sales;

(3) gross margin;

(4) operating or other expenses;

(5) earnings before interest and taxes (“EBIT”);

(6) earnings before interest, taxes, depreciation and amortization;

(7) net income;

(8) earnings per share;

(9) cash flow;

(10) return on investment (determined with reference to one or more categories of income or cash flow and one or more categories of assets, capital or equity); and

(11) stock price appreciation.

Such Performance Goals may be expressed with respect to the Company or one or more other Operating Units and may be expressed in terms of absolute levels or percentages or ratios expressing relationships between two or more of the foregoing measures of performance (e.g., EBIT as a percentage of total sales), period-to-period changes, relative to business plans or budgets, or relative to one or more other companies or one or more indices. The two immediately preceding sentences are intended to comply with the exception from Section 162(m) of the Code for qualified performance-based compensation, and will be construed, applied, and administered accordingly.

(n) “Performance Period” means, in the case of determining Annual Incentive Awards pursuant to Section 5, one fiscal year of the Company, and in the case of determining Long-Term Incentive Awards pursuant to Section 6, a period determined by the Board not longer than five consecutive fiscal years of the Company. The initial Performance Period under this Bonus Plan in either case will commence on February 2, 1992 and terminate, in the case of Annual Incentive Awards and Long-Term Incentive Awards, on such date or dates as the Board may determine. Any new Performance Period in each case would commence on the first day of each fiscal year of the Company.

(o) “Retirement” means a Participant’s voluntary termination of employment with the Company on or after attainment of age 65, or such other age as may from time to time be established as the normal retirement date under the Company’s principal retirement benefit plan in which the Participant is a participant, and before being informed by the Company that his or her employment will be terminated.

(p) “Rule 16b-3” means Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (or any successor rule substantially to the same effect), as in effect from time to time.

(q) “Subsidiary” has the meaning specified in Rule 405 promulgated under the Securities Act of 1933, as amended (or under any successor rule substantially to the same effect).

      3.  Eligibility. (a) Except as otherwise provided in this Section 3, an employee of the Company or one of its Subsidiaries will become a Participant for a particular Performance Period (i) in respect of Annual Incentive Awards if such employee (x) is an executive of the Company (including without limitation a store principal, general merchandise manager, divisional merchandise manager, store manager, senior vice president, or other vice president or elected officer of the Company or another Operating Unit) on or as of the first day of the Performance Period, (y) is recommended for participation by the Chief Executive Officer, the Chief Operating Officer, or the Chief Merchandising Officer or any designee thereof, and (z) is approved as a Participant by the Board, and (ii) in respect of Long-Term Incentive Awards if such employee has overall responsibility for day-to-day and long-term achievement of results of the Company or is in a key broad-based strategy formulation and decision-making position of the Company or another Operating Unit selected by the Board to participate in this Bonus Plan, in each case as specifically determined by the Chief Executive Officer, the Chief Operating Officer, or the Chief Merchandising Officer and approved by the Board on or as of the first day of the Performance Period.

      (b)  An executive employee who first becomes eligible to participate after the beginning of a particular Performance Period will become a Participant for such Performance Period only in accordance with this Section 3(b). The Chief Executive Officer, the Chief Operating Officer, or the Chief Merchandising Officer may, with the approval of the Board, allow participation for a portion of such Performance Period for such employee on such terms and conditions as the Chief Executive Officer, the Chief Operating Officer, or the Chief Merchandising Officer (with such approval) may determine. In the event that at any time during any Performance Period with respect to Annual Incentive Awards an executive employee is first hired by the Company or a Subsidiary, or is promoted by the Company or any such Subsidiary to a position in a different Operating Unit and as a result thereof becomes eligible to participate in this Bonus Plan, then, except as otherwise determined by the Board or as otherwise provided in Section 10, such employee will be entitled to be a Participant for purposes of Annual Incentive Awards, which will be prorated on the basis of the number of months of such employee’s participation during such Performance Period to the aggregate number of months in such Performance Period. In the event that within the first thirty months of any Performance Period with respect to Long-Term Incentive Awards an executive employee is first hired by the Company or a Subsidiary, or is promoted by the Company or any such Subsidiary to a position in a different Operating Unit and as a result thereof becomes eligible to participate in this Bonus Plan, then, except as otherwise determined by the Board or as otherwise provided in Section 10, such employee will be entitled to be a Participant for purposes of Long-Term Incentive Awards, which will be prorated on the basis of the ratio of the number of months of such employee’s participation during such Performance Period to the aggregate number of months in such Performance Period.

      (c)  The Board may, in its discretion, allow an executive employee who is not otherwise eligible to participate in this Bonus Plan to be treated as a Participant for all or a portion of any Performance Period on such basis as the Board may determine.

      4.  Performance Goals. (a) The Board will approve for each Performance Period the applicable Performance Goals for the Company and each other Operating Unit, as well as for individual Participants in this Bonus Plan, where appropriate, based upon the consolidated business plan of the Company. Such Performance Goals will not be adjusted during a Performance Period, except that such Performance Goals may be so adjusted to prevent dilution or enlargement of any Annual Incentive Award or Long-Term Incentive Award as a result of extraordinary events or circumstances as determined by the Board or to exclude the effects of extraordinary, unusual or nonrecurring events, changes in accounting principles, discontinued operations, acquisitions, divestitures and material restructuring charges; provided, however, in the case of a Covered Employee, that no such adjustment will be made if the effect of such adjustment would be to cause the related compensation to fail to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code.

      (b)  Prior to the beginning of each Performance Period, the Chief Executive Officer, the Chief Operating Officer, or the Chief Merchandising Officer or any designee thereof will (i) notify each eligible employee who has been selected to participate in this Bonus Plan that he or she is a Participant under this Bonus Plan for such Performance Period and (ii) communicate in writing to each Participant the minimum, maximum, and target Performance Goals applicable to such Participant for the Company and each other Operating Unit for such Performance Period, and the corresponding minimum, maximum, and target levels of Annual Incentive Awards and Long-Term Incentive Awards for performance by the Participant with respect to such Performance Goals.

      5.  Annual Incentive Awards. (a) Subject to Section 4, unless changed by the Board, each eligible Participant may earn Annual Incentive Awards as hereinafter provided. Each Operating Unit’s actual performance during a particular Performance Period will be measured against the Performance Goals established therefor by the Board in accordance with Section 4. In the event such Operating Unit’s performance for the Performance Period (A) is below the minimum Performance Goal established therefor, no Annual Incentive Awards will be paid to Participants in respect thereof, (B) is equal to the minimum Performance Goal established therefor, the minimum level of Annual Incentive Awards will be paid to Participants in respect thereof, (C) is equal to the target Performance Goal established therefor, the target level of Annual Incentive Awards will be paid to Participants in respect thereof, (D) is equal to or greater than the maximum Performance Goal established therefor, the maximum level of Annual Incentive Awards will be paid to Participants in respect thereof, and (E) is between any two of the Performance Goal levels described in the immediately preceding clauses (B), (C), and (D), the level of Annual Incentive Awards to be paid to Participants in respect thereof will be a level interpolated by the Board between the corresponding levels of Annual Incentive Awards paid in respect of such Performance Goal levels.

      (b)  Except in the case of a Covered Employee, the Annual Incentive Award determined pursuant to Section 5(a) may be modified by the Board to recognize a Participant’s individual performance or in other circumstances deemed appropriate by the Board.

      (c)  Notwithstanding any other provision of this Bonus Plan to the contrary, in no event will an Annual Incentive Award paid to any Participant for a fiscal year exceed $4.0 million.

      6.  Long-Term Incentive Awards. (a) Unless changed by the Board, each eligible Participant may earn Long-Term Incentive Awards as hereinafter provided. Each Operating Unit’s actual performance during a particular Performance Period will be measured against the Performance Goals established therefor by the Board in accordance with Section 4. In the event such Operating Unit’s performance for such Performance Period (A) is below the minimum Performance Goal established therefor, no Long-Term Incentive Awards will be paid to Participants in respect thereof, (B) is equal to the minimum Performance Goal established therefor, the minimum level of Long-Term Incentive Awards will be paid to Participants in respect thereof, (C) is equal to the target Performance Goal established therefor, the target level of Long-Term Incentive Awards will be paid to Participants in respect thereof, (D) is equal to or greater than the maximum Performance Goal established therefor, the maximum level of Long-Term Incentive Awards will be paid to Participants in respect thereof, and (E) is between any two of the Performance Goal levels described in the immediately preceding clauses (B), (C), and (D), the level of Long-Term Incentive Awards to be paid to Participants in respect thereof will be a level interpolated by the Board between the corresponding levels of Long-Term Incentive Awards paid in respect of such Performance Goal levels.

      (b)  Except in the case of a Covered Employee, the Long-Term Incentive Award determined pursuant to Section 6(a) may be modified by the Board to recognize a Participant’s individual performance or in other circumstances deemed appropriate by the Board.

      (c)  Notwithstanding any other provision of this Bonus Plan to the contrary, in no event will a Long-Term Incentive Award paid to any Participant for a Performance Period exceed $3.0 million.

      7.  Payment of Awards. Annual Incentive Awards and Long-Term Incentive Awards will be paid to Participants in respect of any particular Performance Period (i) in cash and/or Company equity (including stock options, stock credits or equity equivalents), (ii) in a lump sum and/or in deferred payments or grants, and (iii) on the date(s) and other terms, including any premium in respect of any non-cash payments or deferred payments or grants, in each case as determined by the Board at the time that Performance Goals are established for a particular Performance Period. All Annual Incentive Awards and Long-Term Incentive Awards that are paid in cash will be paid in U.S. dollars. The Company may deduct from any payment such amounts as may be required to be withheld under any federal, state, or local tax laws.

      8.  Termination of Employment. If a Participant terminates employment with the Company and its Subsidiaries before the last day of a Performance Period due to death, disability, or Retirement with the consent of the Company, the Participant’s Annual Incentive Awards and Long-Term Incentive Awards will be prorated on the basis of the ratio of the number of months of participation during the Performance Period to which the Annual Incentive Awards and Long-Term Incentive Awards relate to the aggregate number of months in such Performance Period. If a Participant’s employment with the Company and its Subsidiaries is terminated by the Company or any such Subsidiary before the last day of a Performance Period for any reason other than for Cause (as hereinafter defined), the Participant’s Annual Incentive Awards and Long-Term Incentive Awards will be prorated on the basis of the ratio of the number of months of participation during the Performance Period to which the Annual Incentive Awards and the Long-Term Incentive Awards relate to the aggregate number of months in such Performance Period, unless otherwise determined by the Board. Except as otherwise provided in this Section 8, if a Participant’s employment with the Company and its Subsidiaries is terminated before the last day of a Performance Period for any reason, the Participant will not be entitled to any Annual Incentive Award or Long-Term Incentive Award for such Performance Period unless otherwise determined by the Board. For purposes of this Agreement, “Cause” means any act of dishonesty, fraud, or willful misconduct by a Participant in the performance of the Participant’s duties as an employee of the Company, or any conviction of a Participant for any felony involving moral turpitude.

      9.  Change in Control. In connection with any actual or potential change in control of the Company, whether as a result of any stock acquisition, merger, or other business combination transaction, or any restructuring or recapitalization of the Company, then the Board will take all such actions hereunder as it may determine to be necessary or appropriate to treat Participants equitably hereunder, including without limitation the modification or waiver of applicable Performance Goals, Performance Periods, Annual Incentive Awards, or Long-Term Incentive Awards, notwithstanding the terms of any initial award, and whether to establish or fund a trust or other arrangement intended to secure the payment of such awards.

      10.  Transfers and Changes in Responsibilities. (a) If a Participant’s responsibilities materially change or the Participant is transferred during a Performance Period to another Operating Unit or to a position that is not designated or eligible to participate in this Bonus Plan, the Company may, as determined by the Board, either

(i) continue the Participant’s participation in this Bonus Plan and, except in the case of a Covered Employee, as of the date of such change or transfer, establish new performance awards (as determined pursuant to Section 10(b)) in respect of Annual Incentive Awards and/or Long-Term Incentive Awards, as the case may be, for the Participant with respect to his or her new position, or (ii) terminate the Participant’s participation in this Bonus Plan in respect of Annual Incentive Awards and/or Long-Term Incentive Awards, as the case may be, and, as of the date of such change or transfer, the Participant’s Annual Incentive Awards and/or Long-Term Incentive Awards, as the case may be, would be prorated on the basis of the ratio of the number of months of the Participant’s participation during the Performance Period to which such Annual Incentive Awards and/or Long-Term Incentive Awards, as the case may be, relate to the aggregate number of months in such Performance Period.

      (b)  If in the event of such a change or transfer the Participant’s participation in this Bonus Plan in respect of Annual Incentive Awards and/or Long-Term Incentive Awards, as the case may be, is not terminated pursuant to Section 10(a)(ii), then the Participant’s Annual Incentive Awards and/or Long-Term Incentive Awards, as the case may be, will be prorated on the basis of the number of months of service by the Participant at each Operating Unit during the Performance Period.

      11.  Security of Payment of Benefits. Unless otherwise determined by the Board, all Annual Incentive Awards and Long-Term Incentive Awards will be paid from the Company’s general assets, and nothing contained in this Bonus Plan will require the Company to set aside or hold in trust any funds for the benefit of any Participant, who will have the status of a general unsecured creditor of the Company.

      12.  Administration of the Plan. (a) This Bonus Plan will be administered by the Board, which may from time to time delegate all or any part of its authority under this Bonus Plan to the Compensation Committee.

      (b)  The Board will take such actions as are required to be taken by it hereunder, may take the actions permitted to be taken by it hereunder, and will have the authority from time to time to interpret this Bonus Plan and to adopt, amend, and rescind rules and regulations for implementing and administering this Bonus Plan. All such actions will be in the sole discretion of the Board and, when taken, will be final, conclusive, and binding. Without limiting the generality or effect of the foregoing, the interpretation and construction by the Board of any provision of this Bonus Plan or of any agreement, notification, or document evidencing the grant of benefits payable to Participants and any determination by the Board in its sole discretion pursuant to any provision of this Bonus Plan or any provision of such agreement, notification, or document will be final and conclusive. Without limiting the generality or effect of any provision of the Certificate of Incorporation of the Company, neither the Chief Executive Officer, the Chief Operating Officer, or the Chief Merchandising Officer nor any member of the Board will be liable for any action or determination made in good faith.

      (c)  The provisions of Sections 5 and 6 will be interpreted as authorizing the Board, in taking any action under or pursuant to this Bonus Plan, to take any action it determines in its sole discretion to be appropriate, subject only to the express limitations therein contained, and no authorization in either such Section or any other provision of this Bonus Plan is intended or may be deemed to constitute a limitation on the authority of the Board.

      (d)  The existence of this Bonus Plan or any right granted or other action taken pursuant hereto will not affect the authority of the Board or the Company to take any other action, including in respect of the grant or award of any annual or long-term bonus or other right or benefit, whether or not authorized by this Bonus Plan, subject only to limitations imposed by applicable law as from time to time applicable thereto.

      13.  Miscellaneous. (a) This Bonus Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

      (b)  Except as otherwise provided in this Bonus Plan, no right or benefit under this Bonus Plan will be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge such right or benefit will be void. No such right or benefit will in any manner be liable for or subject to the debts, liabilities, or torts of a Participant.

      (c)  This Bonus Plan may be amended or terminated from time to time by the Board. In the event this Bonus Plan is terminated before the last day of a Performance Period, Annual Incentive Awards and Long-Term Incentive Awards payable for such Performance Period will be prorated on the basis of the ratio of the number of months in such Performance Period prior to such termination to the aggregate number of months in such Performance Period and will be paid only after the end of such Performance Period, which will be deemed to continue until the expiration thereof as if this Bonus Plan had not been terminated.

      (d)  If any provision in this Bonus Plan is held to be invalid or unenforceable, no other provision of this Bonus Plan will be affected thereby.

      (e)  This Bonus Plan will be governed by and construed in accordance with applicable United States federal law and, to the extent not preempted by such federal law, in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

      14.  Effectiveness. The amendment and restatement of this Bonus Plan set forth herein will become effective as of May 19, 2000; provided, however, that the amendment and restatement of Section 5(c) set forth herein will not become effective unless the holders of a majority of the shares of common stock of the Company actually voting on the matter approve this Bonus Plan, as amended and restated hereby, at a meeting of the stockholders of the Company.

Instructions for Voting Your Proxy

Federated is now offering stockholders of record three alternative means of voting proxies:

• By Telephone (using a touch-tone phone)  • Through the Internet (using a browser)  • By Mail (traditional method)

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week.

TELEPHONE VOTING Available only for residents of the United States and Canada.

    • On a touch tone telephone, call TOLL FREE 1-877-816-0837, 24 hours a day, 7 days a week.
    • Enter ONLY the Control Number shown below.
    • Have your proxy card ready, then follow the instructions.
    • Your vote will be confirmed and cast as you directed.
    • The deadline for casting your vote is 5:00 p.m., Eastern time on May 18, 2000.

INTERNET VOTING

    • Visit our Internet voting website at http://cybervote.georgeson.com.
    • Enter Federated’s Number AND the Control Number shown below and follow the instructions on your screen.
    • You will incur only your usual Internet charges.
    • The deadline for casting your vote is 5:00 p.m., Eastern time on May 18, 2000.

VOTING BY MAIL

    • Simply mark, sign and date your proxy card and return it in the postage-paid envelope.
    • If you are voting by telephone or the Internet, please do not mail your proxy card.

FEDERATED NUMBER	CONTROL NUMBER

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

THE DIRECTORS RECOMMEND A VOTE “FOR” ALL NOMINEES LISTED IN ITEM 1, “FOR” ITEMS 2, 3 AND 4, AND “AGAINST” ITEM 5.

1. Election of Directors ____ FOR all nominees listed below	WITHHOLD AUTHORITY to vote ____ for all nominees listed below.	*EXCEPTIONS ____

Nominees for a three-year term: Earl G. Graves, Sr., Craig E. Weatherup and James M. Zimmerman.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space below.)
*Exceptions __________________________________________________

2. To ratify the appointment of KPMG LLP as Federated’s independent accountants for the fiscal year ending February 3, 2001.

FOR _____	AGAINST _____	ABSTAIN _____

3. To amend Federated’s 1995 Executive Equity Incentive Plan to increase the number of shares of Federated’s common stock available for issuance under the plan.

FOR _____	AGAINST _____	ABSTAIN _____

4. To amend Federated’s 1992 Incentive Bonus Plan.

FOR _____	AGAINST _____	ABSTAIN _____

5. To act upon a stockholder proposal to take the necessary steps to adopt a system for the annual election of all of Federated’s directors.

FOR _____	AGAINST _____	ABSTAIN _____

For purposes of the 2000 Annual Meeting, proxies will be held in confidence (subject to certain exceptions as set forth in the Proxy Statement) unless the undersigned checks the following box:  ____

Change of Address Mark Here     ____

Unless voting by telephone or Internet, this proxy should be dated, signed by the stockholder as his or her name appears hereon, and returned promptly in the enclosed envelope. Joint owners should each sign personally, and trustees and others signing in a representative capacity should indicate the capacity in which they sign.

Dated: ___________________, 2000

_____________________________________
Signature of Stockholder

_____________________________________
Signature of Stockholder

Votes must be indicated, as in example to the left, in Black or Blue ink.

FEDERATED DEPARTMENT STORES, INC.

Proxies Solicited on Behalf of the Board of Directors for
Annual Meeting of Stockholders on May 19, 2000

      The undersigned holder of shares of Common Stock of Federated hereby appoints Marna C. Whittington, Karl M. von der Heyden and Ronald W. Tysoe, and each of them, as proxies of the undersigned, with full power of substitution, to act and to vote for and in the name, place and stead of the undersigned at the Annual Meeting of Stockholders of Federated to be held at The Westin Atlanta North at Perimeter, 7 Concourse Parkway, Atlanta, Georgia, 30328, at 11:00 a.m., Eastern Daylight Time, on Friday, May 19, 2000, and at any and all postponements and adjournments thereof, according to the number of votes and as fully as the undersigned would be entitled to vote if personally present at such meeting, and particularly with respect to the proposals listed on the reverse side.

      THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN ITEM 1, “FOR” ITEMS 2, 3 and 4, “AGAINST” ITEM 5, AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES IN RESPECT OF SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

PLEASE MARK, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENVELOPE PROVIDED. IF YOU ARE VOTING BY TELEPHONE OR THE INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD.

(Continued, and to be dated and signed, on the other side)

Instructions for Voting Your Proxy

Federated is now offering stockholders of record three alternative means of voting proxies:

• By Telephone (using a touch-tone phone)  • Through the Internet (using a browser)  • By Mail (traditional method)

Your telephone or Internet vote authorizes the trustee to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week.

TELEPHONE VOTING Available only for residents of the United States and Canada.

    • On a touch tone telephone, call TOLL FREE 1-877-816-0837, 24 hours a day, 7 days a week.
    • Enter ONLY the Control Number shown below.
    • Have your proxy card ready, then follow the instructions.
    • Your vote will be confirmed and cast as you directed.
    • The deadline for casting your vote is 5:00 p.m., Eastern time on May 18, 2000.

INTERNET VOTING

    • Visit our Internet voting website at http://cybervote.georgeson.com.
    • Enter Federated’s Number AND the Control Number shown below and follow the instructions on your screen.
    • You will incur only your usual Internet charges.
    • The deadline for casting your vote is 5:00 p.m., Eastern time on May 18, 2000.

VOTING BY MAIL

    • Simply mark, sign and date your proxy card and return it in the postage-paid envelope.
    • If you are voting by telephone or the Internet, please do not mail your proxy card.

FEDERATED NUMBER	CONTROL NUMBER

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

THE DIRECTORS RECOMMEND A VOTE “FOR” ALL NOMINEES LISTED IN ITEM 1, “FOR” ITEMS 2, 3 AND 4, AND “AGAINST” ITEM 5.

1. Election of Directors ____ FOR all nominees listed below	WITHHOLD AUTHORITY to vote ____ for all nominees listed below.	*EXCEPTIONS ____

Nominees for a three-year term: Earl G. Graves, Sr., Craig E. Weatherup and James M. Zimmerman.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space below.)
*Exceptions ___________________________________________

2. To ratify the appointment of KPMG LLP as Federated’s independent accountants for the fiscal year ending February 3, 2001.

FOR _____	AGAINST _____	ABSTAIN _____

3. To amend Federated’s 1995 Executive Equity Incentive Plan to increase the number of shares of Federated’s common stock available for issuance under the plan.

FOR _____	AGAINST _____	ABSTAIN _____

4. To amend Federated’s 1992 Incentive Bonus Plan.

FOR _____	AGAINST _____	ABSTAIN _____

5. To act upon a stockholder proposal to take the necessary steps to adopt a system for the annual election of all of Federated’s directors.

FOR _____	AGAINST _____	ABSTAIN _____

For purposes of the 2000 Annual Meeting, proxies will be held in confidence (subject to certain exceptions as set forth in the Proxy Statement) unless the undersigned checks the following box:  ___

Change of Address Mark Here     ____

Dated: __________________, 2000

_____________________________________
Signature of Participant

Instructions
1. READ THE ENCLOSED MATERIALS CAREFULLY.

2. UNLESS VOTING BY TELEPHONE OR INTERNET, PLEASE
    COMPLETE AND SIGN THIS INSTRUCTION CARD, AND
    RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID
    ENVELOPE.

3. THE TABULATOR IS:    GEORGESON SHAREHOLDERS
COMMUNICATIONS, INC. c/o PROXY CO P.O. BOX 1100 NEW YORK, NY 10269-0224

Votes must be indicated, as in example to the left, in Black or Blue ink.

FEDERATED DEPARTMENT STORES, INC.

To: The Chase Manhattan Bank, as Trustee for the Federated Department Stores, Inc. Profit Sharing 401(k) Investment Plan.

I acknowledge receipt of this Letter to Stockholders, the Notice of Annual Meeting of Stockholders of Federated Department Stores, Inc. to be held on May 19, 2000, and the related Proxy Statement.

As to my proportional interest in any stock of Federated registered in your name, you are directed as indicated as to the matters listed in the form of Proxy solicited by the Board of Directors of Federated.

I understand that if I sign this instruction card on the other side without otherwise indicating my voting instructions, it will be understood that I wish my proportional interest in the shares to be voted in accordance with the recommendations of the Board of Directors of Federated as to Items 1, 2, 3, 4 and 5.

If any such stock is registered in the name of your nominee, the authority and directions herein shall extend to such nominee.

PLEASE MARK, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENVELOPE PROVIDED. IF YOU ARE VOTING BY TELEPHONE OR THE INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD.

(Continued, and to be dated and signed, on the other side)